Exhibit 99.1

USE OF CERTAIN TERMS

Except as otherwise indicated or unless the context otherwise requires, the information included in this offering circular about Mallinckrodt (as defined below) assumes the completion of all of the transactions referred to in this offering circular in connection with the Ikaria Acquisition (as defined below). As used in this offering circular, except where otherwise specified or unless the context otherwise requires:

•	the “Issuer” refers to Mallinckrodt International Finance S.A., a Luxembourg public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg, with its registered office at 42-44, avenue de la Gare, L-1610 Luxembourg and being registered with the Luxembourg trade and companies register under number B.172.865 and an indirect wholly owned subsidiary of Mallinckrodt plc;

•	the “U.S. Co-Issuer” refers to Mallinckrodt CB LLC, a Delaware limited liability company and a direct wholly owned subsidiary of the Issuer;

•	the “Issuers” refers to the Issuer and the U.S. Co-Issuer, collectively;

•	“we,” “us,” and “our” refer to the Issuer and its direct and indirect subsidiaries;

•	“Mallinckrodt plc” and “Parent” refer to Mallinckrodt plc, an Irish public limited company, excluding its subsidiaries;

•	“Mallinckrodt Pharmaceuticals,” “Mallinckrodt,” “our company” and “the company,” except as otherwise indicated, refer to Mallinckrodt plc, an Irish public limited company, and its subsidiaries;

•	“Cadence” refers to Cadence Pharmaceuticals, Inc., which entity changed its name to Mallinckrodt Hospital Products Inc. as of March 27, 2015;

•	“Questcor” refers to Questcor Pharmaceuticals, Inc.;

•	“initial purchasers” refers to the firms listed in the section entitled “Plan of Distribution”;

•	the “Ikaria Purchase Agreement” refers to the Stock Purchase Agreement, dated as of March 5, 2015, by and among Mallinckrodt plc, Mallinckrodt Enterprises, LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of Mallinckrodt plc (“Purchaser”), Compound Holdings I, LLC, a Delaware limited liability company (“Seller”), and Compound Holdings II, Inc., a Delaware corporation and wholly owned subsidiary of Seller (“Target”);

•	“Ikaria” refers to Ikaria, Inc., a Delaware corporation and wholly owned subsidiary of Target;

•	the “Ikaria Acquisition” or the “acquisition of Ikaria” refers to the proposed acquisition of Target by Purchaser pursuant to the Ikaria Purchase Agreement; and

•	the “Transactions” refers to the Ikaria Acquisition and the consummation of this offering.

Except as otherwise indicated, references in this offering circular to Mallinckrodt’s fiscal 2014, fiscal 2013, fiscal 2012, fiscal 2011 and fiscal 2010 are to Mallinckrodt’s fiscal years ended September 26, 2014, September 27, 2013, September 28, 2012, September 30, 2011 and September 24, 2010, respectively. Except as otherwise indicated, all references to “dollars” or “$” in this offering circular are references to U.S. dollars.

Transaction Rationale

We believe that the Ikaria Acquisition should result in significant strategic benefits to Mallinckrodt and the combined company. These benefits include the following:

•	Mallinckrodt is expected to significantly strengthen its footprint in hospitals, extending its presence from its current base of diagnostic radiology and multimodal pain management in surgical specialties to include critical care respiratory therapies in neonatal intensive care units;

•	Individually approved and marketed together as a ‘drug-device’ combination, INOMAX and INOMAX delivery systems will benefit from Mallinckrodt’s larger hospital presence, regulatory expertise, long experience in complex drug and device manufacturing, and support of similar medication-technology pairings;

•	The Ikaria Acquisition also builds potential diversity in Mallinckrodt’s nephrology rare disease pipeline with terlipressin (for injection), a portfolio asset being investigated for the treatment of Hepatorenal Syndrome Type 1 (HRS 1) under the brand name Terlivaz—a rare life-threatening condition with no currently approved therapy in the U.S. Terlipressin is approved for use and recognized as the standard-of-care treatment for HRS 1 in countries outside the U.S., including several in Europe;

•	Stable cash flow generation and attractive EBITDA and free cash flow margins for the combined company;

•	Ikaria customer experience teams—which include sales, marketing and other customer service functions—are expected to augment Mallinckrodt’s hospital platform working alongside existing teams; and

•	The expectation that the Ikaria Acquisition will create substantial incremental efficiency and growth opportunities.

Summary Unaudited Pro Forma Combined Financial Data

The following table sets forth the summary unaudited pro forma condensed combined financial data at the dates and for the periods indicated. The following is presented to illustrate the estimated effects of (i) the pending acquisition of Ikaria by Mallinckrodt, which was announced on March 5, 2015, (ii) the acquisition of Questcor by Mallinckrodt, which was completed on August 14, 2014, (iii) the acquisition of Cadence by Mallinckrodt, which was completed on March 19, 2014, (iv) the related financings to fund the transactions based on the historical financial position and results of operations of Mallinckrodt and (v) the related tax effects from the transactions.

The following unaudited pro forma condensed combined financial information is provided for informational purposes only. The unaudited pro forma condensed combined statements of income assume that the aforementioned transactions occurred on September 28, 2013. The unaudited pro forma condensed combined statements of income are not necessarily indicative of operating results that would have been achieved had the acquisitions of Ikaria, Questcor and Cadence occurred on September 28, 2013, nor is it intended to project the future financial results of Mallinckrodt after the acquisitions. The unaudited pro forma condensed combined balance sheet assumes that the Ikaria Acquisition was completed on December 26, 2014. The unaudited pro forma condensed combined balance sheet does not necessarily reflect what Mallinckrodt’s financial position would have been had the Ikaria Acquisition been completed on December 26, 2014, or for any future or historical period. The unaudited pro forma condensed combined financial information has been prepared using certain assumptions, as described in “Unaudited Pro Forma Combined Financial Information,” which management believes are reasonable and do not reflect the cost of any integration activities, benefits from any synergies that may be derived from the acquisitions of Ikaria, Questcor and Cadence or revenue growth that may be anticipated.

The financial statements included and/or incorporated by reference in this offering circular with respect to the Issuers are the financial statements of Mallinckrodt plc, the ultimate parent of the Issuers, which will be a guarantor of the notes, and not the financial statements of the Issuers themselves. The Issuers cannot assure you that the historical financial information as set forth in this offering circular will be indicative of their future financial performance or their ability to meet their obligations, including repayment of the notes. The unaudited condensed consolidating financial statements of Mallinckrodt for the three months ended December 26, 2014 and as of December 26, 2014 and September 26, 2014, and the unaudited condensed financial statements for the three months ended December 27, 2013, are included in Mallinckrodt’s Quarterly Report on Form 10-Q for the quarterly period ended December 26, 2014. The audited consolidating financial statements of Mallinckrodt for the twelve months ending September 26, 2014 are included in Mallinckrodt’s Annual Report on Form 10-K for the fiscal year ended September 26, 2014 and Mallinckrodt’s Current Report on Form 8-K filed on April 3, 2015.

The unaudited pro forma condensed combined financial data and related notes should be read in conjunction with “The Ikaria Acquisition,” “Use of Proceeds,” “Selected Historical Financial Data of Mallinckrodt,” “Selected Historical Financial Data of Ikaria,” the historical financial statements and related notes of Mallinckrodt, Questcor and Cadence incorporated by reference into this offering circular and the historical financial statements and related notes of Ikaria and Target included in this offering circular.

On a pro forma basis for the three months ended December 26, 2014, approximately 49.6% of net sales would have been generated by Mallinckrodt’s Specialty Brands segment, approximately 29.6% were generated by Mallinckrodt’s Specialty Generics segment and approximately 20.8% were generated by Mallinckrodt’s Global Medical Imaging segment, excluding sales to Mallinckrodt’s former parent.

(in millions)	Year Ended September 26, 2014	Three Months Ended December 27, 2013	Three Months Ended December 26, 2014	Twelve Months Ended December 26, 2014
Statement of Income Data:
Net sales	$3,890.0	$916.6	$967.6	$3,941.0
Cost of sales	1,921.8	475.1	475.0	1,921.7

Gross profit	$1,968.2	$441.5	$492.6	$2,019.3
Selling, general and administrative expenses	1,144.6	268.9	311.0	1,186.7
Research and development expenses	285.4	76.6	54.5	263.3
Separation costs	9.6	2.2	—	7.4
Restructuring charges, net	128.6	8.0	7.2	127.8
Non-restructuring impairments	355.6	—	—	355.6
Gain on divestiture and license	(15.6)	(12.9)	(0.8)	(3.5)

Operating income (loss)	$60.0	$98.7	$120.7	$82.0
Interest expense	(252.5)	(61.8)	(67.2)	(257.9)
Interest income	1.8	0.5	0.1	1.4
Other income (expense), net	1.2	(0.6)	4.1	5.9

Income from continuing operations before income taxes	$(189.5)	$36.8	$57.7	$(168.6)
Provision for income taxes	116.8	(7.3)	(20.0)	104.1

Income (loss) from continuing operations	$(306.3)	$44.1	$77.7	$(272.7)

Balance Sheet Data (at December 26, 2014):
Cash and cash equivalents	$87.9
Accounts receivable	573.1
Property, plant and equipment, net	1,009.7
Total assets	15,032.3
Total debt	5,405.1
Net debt (total debt less cash and cash equivalents)	5,317.2
Shareholders’ equity	5,051.8

Summary Combined EBITDA and Adjusted EBITDA

The following tables set forth EBITDA and Adjusted EBITDA and other selected financial data of Mallinckrodt, Cadence, Questcor and Ikaria. EBITDA and Adjusted EBITDA are non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used herein may not be comparable to similarly titled amounts used by other companies or persons. Mallinckrodt, Cadence, Questcor and Ikaria calculate certain non-GAAP financial metrics, including Adjusted EBITDA, using different methodologies. Consequently, these financial metrics as used by Mallinckrodt, Cadence, Questcor and Ikaria may not be directly comparable to one another or with how each company has calculated similarly titled metrics in the past.

Mallinckrodt management believes that presenting these measures may provide useful information about Mallinckrodt’s, Cadence’s, Questcor’s and Ikaria’s performance by excluding items that are not indicative of their respective core operating performances. However, these measures do not reflect actual cash expenditures and are not comparable to non-GAAP measures used by other companies.

The data provided below should be read in conjunction with the information incorporated by reference into or included within this offering circular. The data provided below were based on, and should be read in conjunction with, the historical consolidated financial statements and related notes of each of Mallinckrodt, Questcor and Cadence for the applicable periods, which are incorporated herein by reference, and the historical financial statements and related notes of Target and Ikaria included in this offering circular.

For an explanation of the adjustments made to and a reconciliation from net income (as reported) to EBITDA and Adjusted EBITDA for each of Mallinckrodt, Cadence, Questcor and Ikaria, please see the footnotes to the tables below.

The following table sets forth EBITDA and Adjusted EBITDA, and the reconciliations to net income, for each of (i) Mallinckrodt for the twelve months ended December 26, 2014 (“Mallinckrodt LTM”); (ii) Cadence for the period beginning on January 1, 2014 and ending on March 18, 2014, the last day prior to the acquisition of Cadence by Mallinckrodt; (iii) Questcor for the period beginning on January 1, 2014 and ending August 14, 2014, the last day prior to the acquisition of Questcor by Mallinckrodt (“Questcor Period”), and (iv) Ikaria for the twelve months ended December 31, 2014 (“Ikaria LTM”). A total column combining (i), (ii), (iii) and (iv) is also presented.

The combined financial data presented below is not pro forma data and does not give effect to any adjustments as a result of (i) the pending Ikaria Acquisition, (ii) the acquisition of Questcor by Mallinckrodt, (iii) the acquisition of Cadence by Mallinckrodt, (iv) the related financings to fund the transactions and (v) the related tax effects from the transactions. As a result, the combined financial data presented below is not comparable to the pro forma data set forth under “—Summary Unaudited Pro Forma Combined Financial Data” and “Unaudited Pro Forma Combined Financial Information.”

Mallinckrodt LTM has been derived by adding the relevant line item from Mallinckrodt’s unaudited condensed consolidated statement of income for the three months ended December 26, 2014 to the same item from Mallinckrodt’s condensed consolidated and combined statement of income for the fiscal year ended September 26, 2014 and subtracting the same item from Mallinckrodt’s condensed consolidated and combined statement of income for the three months ended December 27, 2013, each of which is incorporated by reference into this offering circular.

Questcor Period has been derived by adding the relevant line item from Questcor’s condensed consolidated statement of income for the six months ended June 30, 2014 to the same item from Questcor’s unaudited condensed consolidated statement of income for the period July 1, 2014 to August 14, 2014, which are not included in this offering circular.

Ikaria LTM has been derived by adding the relevant line item from Ikaria’s statement of operations for the predecessor period January 1, 2014 to February 11, 2014 to the same item from Target’s statement of operations for the year ended December 31, 2014.

The financial statements included in this offering circular with respect to the Issuers are the financial statements of Mallinckrodt plc, the ultimate parent of the Issuers, and not the financial statements of the Issuers themselves. The Issuers cannot assure you that the historical financial information as set forth in this offering circular will be indicative of their future financial performance or their ability to meet their obligations, including repayment of the notes. The unaudited condensed consolidating financial statements of Mallinckrodt for the three months ended December 26, 2014 and as of December 26, 2014 and September 26, 2014, and the unaudited condensed combined financial statements for the three months ended December 27, 2013, are included in Mallinckrodt’s Quarterly Report on Form 10-Q for the quarterly period ended December 26, 2014.

($ in millions)
Selected Financial Data:
Combined EBITDA(a)(1)	$330.1
Combined depreciation and amortization(1)	476.4
Combined Adjusted EBITDA(a)(1)	1,494.9
Pro forma net interest expense	257.9
Combined capital expenditures(1)	171.3
Ratio of Combined Adjusted EBITDA to pro forma net interest expense(a)(1)	5.8x
Ratio of total debt to Combined Adjusted EBITDA(a)(1)	3.6x
Ratio of total net debt to Combined Adjusted EBITDA(a)(1)	3.6x

(1)	Combined data of Mallinckrodt (for twelve months ended December 26, 2014), Cadence (for the period from January 1, 2014 to March 18, 2014), Questcor (for the period January 1, 2014 to August 14, 2014) and Ikaria (for the twelve months ended December 31, 2014). For an explanation of the adjustments made to and a reconciliation from net income (as reported) to EBITDA and Adjusted EBITDA for each of Mallinckrodt, Cadence, Questcor and Ikaria, please see the footnotes to the tables below.

	Twelve Months Ended December 26, 2014	January 1 to March 18, 2014	January 1 to August 14, 2014	Twelve Months Ended December 31, 2014
	Mallinckrodt	Cadence	Questcor	Ikaria	Combined
Net income (loss)	$(272.2)	$(31.0)	$194.7	$(170.9)	$(279.4)
Provision (benefit) for income taxes	(70.7)	—	102.1	(101.5)	(70.1)
Interest expense, net	120.3	1.2	0.5	81.2	203.2
Depreciation and amortization	391.4	0.4	12.4	72.2	476.4

EBITDA(a)	$168.8	$(29.4)	$309.7	$(119.0)	$330.1
(Gain) loss from discontinued operations, net of taxes	(0.7)	—	—	—	(0.7)
Other expense (income), net	(6.5)	—	0.1	—	(6.4)
Restructuring charges, net	127.8	—	—	—	127.8
Separation costs	7.4	—	—	—	7.4
Upfront and milestone payments	5.0	—	—	—	5.0
Inventory step-up expenses	56.5	—	—	287.7	344.2
Acquisition-related expenses	65.1	29.1	44.2	56.6	195.0
Non-restructuring impairments	355.6	—	—	—	355.6
Significant environmental and legal charge	35.3	—	—	—	35.3
Contingent consideration fair value adjustment	—	—	3.4	—	3.4
Share-based compensation	55.8	1.1	21.6	19.7	98.2

Adjusted EBITDA(a)	$870.1	$0.8	$379.0	$245.0	$1,494.9

(a)	EBITDA is defined as net income excluding income tax expense, interest and depreciation and amortization. Adjusted EBITDA is EBITDA adjusted to exclude certain items. These items, if applicable, include: discontinued operations; other income, net; separation costs; restructuring charges, net; immediately expensed up-front and milestone payments; acquisition-related costs; share-based compensation; fair value adjustments to contingent consideration; certain environmental charges; non-cash impairment charges; and certain other non-recurring items.

The following table provides a reconciliation from Mallinckrodt plc’s net income (as reported) to EBITDA and Adjusted EBITDA:

(in millions)	Twelve Months Ended December 26, 2014
Net income (loss)	$(272.2)
Provision (benefit) for income taxes	(70.7)
Interest expense, net	120.3
Depreciation and amortization	391.4

EBITDA	$168.8
(Gain) loss from discontinued operations, net of taxes(1)	(0.7)
Other expense (income), net(2)	(6.5)
Restructuring charges, net(3)	127.8
Separation costs(4)	7.4
Upfront and milestone payments(5)	5.0
Acquisition-related expenses(6)	65.1
Inventory step-up expenses(7)	56.5
Non-restructuring impairments(8)	355.6
Share-based compensation(9)	55.8
Significant environmental and legal charge(10)	35.3

Adjusted EBITDA	$870.1

(1)	Represents gains and losses related to indemnification obligations to the purchaser of our Specialty Chemicals business (formerly known as Mallinckrodt Baker), which was sold during fiscal 2010.
(2)	Represents miscellaneous items, including gains and losses on intercompany foreign currency financing transactions and related hedging instruments.
(3)	Represents expenses incurred under restructuring programs designed to improve our cost structure. Our current restructuring program, which was launched during fiscal 2013, is expected to include total expenses of $100.0 to $125.0 million, most of which are expected to be incurred by the end of fiscal 2016.
(4)	Separation costs incurred after our June 28, 2013 separation from Covidien include expenses under our transition services agreement with Covidien, our costs to implement information and accounting systems, share-based compensation costs related to the conversion of Covidien awards into Mallinckrodt awards, and other transition costs. We expect that these costs will diminish over time.
(5)	Represents non-capitalizeable upfront or development milestone based payments under certain license arrangements. Milestone payments prior to FDA approval of a product are expensed as part of research and development (“R&D”), while payments upon or after FDA approval are capitalized as an intangible asset and amortized. The fiscal 2013 milestone payment was related to the FDA acceptance of our New Drug Application (“NDA”) submission associated with Xartemis XR.
(6)	Primarily related to transaction costs associated with potential mergers and acquisitions activity. The amounts incurred during fiscal 2014 are primarily associated with our acquisitions of Cadence and Questcor.
(7)	Represents incremental expense associated with the sale of inventory that was recorded at fair value upon the acquisition of Cadence and Questcor. The incremental expense represents the difference between fair value and the manufactured cost of the inventory.

(8)	Represents goodwill, intangible asset and fixed asset impairment expense related to our Global Medical Imaging reportable segment and our Contrast Media and Delivery Systems reporting unit incurred in fiscal 2014.
(9)	Represents historical share-based compensation, excluding share-based compensation costs related to the conversion of Covidien awards into Mallinckrodt awards. Includes the stock compensation associated with the modification of Questcor equity awards to Mallinckrodt awards.
(10)	In April 2014, the EPA issued its revised Focused Feasibility Study associated with the lower 8-mile stretch of the Lower Passaic River Study Area. Based on the issuance of the EPA’s FFS, Mallinckrodt recorded a $23.1 million accrual representing its estimate of its allocable share of the joint and several remediation liability resulting from this matter. In August 2014, the Company recorded an $11.5 million accrual related to various agreements related to a settlement, license and supply agreement with Fresenius related to Ofirmev.

The following table provides a reconciliation from Cadence’s net income (as reported) to EBITDA and Adjusted EBITDA:

January 1, 2014 to March 18, 2014
Net income (loss)	$(31.0)
Income tax expense	—
Interest expense, net	1.2
Depreciation and amortization	0.4

EBITDA	$(29.4)
Acquisition-related expenses(1)	29.1
Share-based compensation(2)	1.1

Adjusted EBITDA	$0.8

(1)	Primarily related to transaction costs associated with Mallinckrodt’s acquisition of Cadence.
(2)	Represents historical share-based compensation of Cadence employees.

The following table provides a reconciliation from Questcor’s net income (as reported) to EBITDA and Adjusted EBITDA:

January 1, 2014 to August 14, 2014
Net income	$194.7
Income tax expense	102.1
Interest expense, net	0.5
Depreciation and amortization	12.4

EBITDA	$309.7
Other expense (income), net(1)	0.1
Acquisition related expenses(2)	44.2
Contingent consideration fair value adjustment(3)	3.4
Share-based compensation(4)	21.6

Adjusted EBITDA	$379.0

(1)	Represents miscellaneous items, including gains and losses on foreign currency transactions.

(2)	Primarily related to transaction costs associated with Mallinckrodt’s acquisition of Questcor.
(3)	Represents the change in fair value of contingent consideration obligations associated with Questcor’s acquisitions of the Synacthen Depot asset from Novartis and its acquisition of BioVectra. The contingent consideration associated with Synacthen Depot is tied in part to the pursuit of, and in part to the receipt of, FDA approval of Synacthen Depot. Of the total maximum obligation of $300.0 million, $60.0 million was paid at closing, one $25.0 million payment was made on the first anniversary of the agreement (June 11, 2014) and two additional $25.0 million payments will be made on each of the second and third anniversaries of the closing and the remaining $165.0 million represents contingent consideration. The contingent consideration associated with BioVectra is up to $50.0 million Canadian based upon financial results over the next three years following the acquisition.
(4)	Represents historical share-based compensation of Questcor employees.

The following table provides a reconciliation from Ikaria’s net income (loss) (as reported) to EBITDA and Adjusted EBITDA:

Twelve Months Ended December 31, 2014
Net income (loss)	$(170.9)
Income tax expense (benefit)	(101.5)
Interest expense, net	81.2
Depreciation and amortization	72.2

EBITDA	$(119.0)
Acquisition-related expenses(1)	56.6
Inventory step-up expenses(2)	287.7
Share-based compensation(3)	19.7

Adjusted EBITDA	$245.0

(1)	Primarily related to transaction costs associated with MDP/Compound Holdings, II, Inc.’s acquisition of Ikaria, Inc., excluding $15.7 million of share-based compensation resulting from the accelerated vesting of equity awards outstanding prior to the acquisition.
(2)	As a result of the acquisition of Ikaria, Inc. by Compound Holdings, II, Inc. on February 12, 2014, Ikaria stepped up its inventory value to reflect fair value, of which $287.7 million was subsequently recognized as cost of sales during 2014.
(3)	Represents historical share-based compensation of Ikaria employees including $15.7 million resulting from the accelerated vesting of equity awards outstanding prior to the acquisition.

Summary Historical Financial Data of Mallinckrodt

The following table sets forth selected financial data of Mallinckrodt as of and for the three months ended December 26, 2014 and December 27, 2013 and the fiscal years ended September 26, 2014, September 27, 2013 and September 28, 2012. The historical consolidated financial data for the twelve months ended December 26, 2014 is derived from both our audited consolidated financial statements and our unaudited consolidated financial statements and the respective notes thereto, which are incorporated by reference into this offering circular. This summary financial data reflects the consolidated position of Mallinckrodt plc as an independent, publicly-traded company, including its consolidated subsidiaries, for periods on or after its legal separation from Covidien plc (“Covidien”) on June 28, 2013. Summary financial data for periods prior to June 28, 2013 reflect the combined historical business and operations of Covidien’s pharmaceuticals business as it was historically managed as part of Covidien.

The condensed consolidated income statement data for the three months ended December 26, 2014 and December 27, 2013 and the condensed consolidated balance sheet data at December 26, 2014 have been derived from Mallinckrodt’s unaudited condensed consolidated financial statements incorporated by reference into this offering circular. The consolidated statement of income data for fiscal 2014, the consolidated and combined statement of income data for fiscal 2013, the combined statement of income data for fiscal 2012, the consolidated balance sheet data as of September 26, 2014 and September 27, 2013 and the combined balance sheet data as of September 28, 2012 were derived from Mallinckrodt’s consolidated and combined financial statements and accompanying notes incorporated by reference into this offering circular. This information should be read in conjunction with Mallinckrodt’s consolidated and combined financial statements and accompanying notes incorporated by reference in this offering circular. Mallinckrodt’s historical results for periods prior to June 28, 2013 are not necessarily indicative of the results of operations or financial condition that would have been obtained had Mallinckrodt operated as an independent, publicly-traded company for the entirety of the periods presented, nor are they necessarily indicative of Mallinckrodt’s future performance as an independent, publicly-traded company.

	Fiscal Year			Three Months Ended		Twelve Months Ended
(in millions)	2012	2013	2014	December 27, 2013	December 26, 2014	December 26, 2014
Statement of Income Data:
Net sales	$2,056.2	$2,204.5	$2,540.4	$540.2	$866.3	$2,866.5
Cost of sales	1,091.4	1,179.6	1,337.3	284.6	427.6	1,480.3

Gross profit	964.8	1,024.9	1,203.1	255.6	438.7	1,386.2
Selling, general and administrative expenses	551.7	609.9	842.1	146.2	262.5	958.4
Research and development expenses(a)	144.1	165.7	166.9	39.0	42.4	170.3
Other operating expenses	33.8	104.5	478.2	(2.7)	6.4	487.3
Operating income (loss)(b)(c)	235.2	144.8	(284.1)	73.1	127.4	(229.8)
Interest expense	(0.5)	(19.5)	(82.6)	(9.8)	(48.8)	(121.6)
Interest income	0.4	0.3	1.5	0.3	0.1	1.3
Other income (expense), net	1.0	0.8	1.8	(0.6)	4.1	6.5

Income (loss) from continuing operations before income taxes	236.1	126.4	(363.4)	63.0	82.8	(343.6)
Provision (benefit) for income taxes	94.8	68.6	(44.8)	16.6	(9.3)	(70.7)

Income (loss) from continuing operations	141.3	57.8	(318.6)	46.4	92.1	(272.9)
Income (loss) from discontinued operations, net of income taxes	(6.7)	1.0	(0.7)	(0.8)	0.6	0.7

Net income (loss)	$134.6	$58.8	$(319.3)	$45.6	$92.7	$(272.2)

Balance Sheet Data (at period end):
Cash and cash equivalents	$—	$275.5	$707.8	$287.8	$899.0	$899.0
Accounts receivable, less allowance for doubtful accounts	315.4	400.8	545.6	396.8	508.5	508.5
Property, plant and equipment, net	945.2	997.4	949.2	997.3	945.6	945.6
Total assets	2,898.9	3,556.6	12,864.8	3,569.4	12,773.6	12,773.6
Long-term debt	8.9	918.3	3,951.5	918.0	3,942.2	3,942.2
Shareholders’ equity	1,891.9	1,255.6	4,958.0	1,309.3	5,071.8	5,071.8
Other Financial Data:
EBITDA(d)	$360.4	$286.2	$(7.1)	$106.8	$282.7	$168.8
Adjusted EBITDA(d)	413.5	410.0	634.9	109.3	344.5	870.1
Total capital expenditures	144.2	147.9	127.8	21.7	22.3	128.4

(a)	Fiscal 2013 includes a $5.0 million charge related to milestone payments related to the acceptance of Mallinckrodt’s Xartemis XR NDA for filing with the FDA, and fiscal 2014 includes a $5.0 million milestone payment related to a pipeline product MNK-155.
(b)	The three months ended December 26, 2014 and December 27, 2013 include separation-related costs of zero and $2.2 million, respectively. Fiscal 2014, 2013 and 2012 include separation-related costs of $9.6 million, $74.2 million and $25.5 million, respectively. The three months ended December 26, 2014 and December 27, 2013 include restructuring and related charges, net of $7.2 million and $8.0 million, respectively. Fiscal 2014, 2013 and 2012 include restructuring charges, net, of $128.6 million, $33.2 million and $11.2 million, respectively. Fiscal 2014 includes a $23.1 million charge for environmental matters at a site located in New Jersey, a $65.1 million of transaction costs related to the acquisition of Cadence and Questcor, an $11.5 million charge related to settlement, license and supply agreements with Fresenius and a $355.6 million impairment charge related to goodwill, intangible assets and fixed assets within our Global Medical Imaging segment and Contrast Media and Delivery Systems reporting unit. Fiscal 2013 and 2012 include costs related to the build-out of Mallinckrodt’s corporate infrastructure of $70.6 million and $10.7 million, respectively.
(c)	Fiscal 2013 and 2012 include expense allocations from Covidien of $39.6 million and $49.2 million, respectively, which relate to finance, legal, information technology, human resources, communications, employee benefits and incentives, insurance and share-based compensation. Effective with the legal separation from Covidien on June 28, 2013, Mallinckrodt has assumed responsibility for all of these functions and related costs and anticipate Mallinckrodt’s costs as an independent, publicly-traded company will be higher than those allocated to Mallinckrodt from Covidien.
(d)	EBITDA is defined as net income excluding income tax expense, interest and depreciation and amortization. Adjusted EBITDA is EBITDA adjusted to exclude certain items. These items, if applicable, include: discontinued operations; other income, net; separation costs; restructuring charges, net; immediately expensed up-front and milestone payments; acquisition-related costs; share-based compensation; fair value adjustments to contingent consideration; certain environmental charges; non-cash impairment charges; and certain other non-recurring items.

EBITDA and Adjusted EBITDA are non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used herein may not be comparable to similarly titled amounts used by other companies or persons. Mallinckrodt and Ikaria calculate certain non-GAAP financial metrics, including Adjusted EBITDA, using different methodologies. Consequently, these financial metrics as used by Mallinckrodt and Ikaria may not be directly comparable to one another or with how each company has calculated similarly titled metrics in the past.

These non-GAAP financial measures have been provided because management believes they can be used by potential notes investors to measure operating results. Management believes that presenting these measures may provide useful information about Mallinckrodt’s performance by excluding items that are not indicative of Mallinckrodt’s core operating performance. However, these measures do not reflect actual cash expenditures and are not comparable to non-GAAP measures used by other companies or notes investors.

The following table provides a reconciliation from Mallinckrodt plc’s net income (as reported) to EBITDA and Adjusted EBITDA:

	Fiscal Year			Three Months Ended		Twelve Months Ended
(in millions)	2012	2013	2014	December 27, 2013	December 26, 2014	December 26, 2014
Net income (loss)	$134.6	$58.8	$(319.3)	$45.6	$92.7	$(272.2)
Provision (benefit) for income taxes	94.8	68.6	(44.8)	16.6	(9.3)	(70.7)
Interest expense, net	0.1	19.2	81.1	9.5	48.7	120.3
Depreciation and amortization	130.9	139.6	275.9	35.1	150.6	391.4

EBITDA	$360.4	$286.2	$(7.1)	$106.8	$282.7	$168.8
(Gain) loss from discontinued operations, net of taxes(1)	6.7	(1.0)	0.7	0.8	(0.6)	(0.7)
Other expense (income), net(2)	(1.0)	(0.8)	(1.8)	0.6	(4.1)	(6.5)
Restructuring charges, net(3)	11.2	33.2	128.6	8.0	7.2	127.8
Separation costs(4)	25.5	74.2	9.6	2.2	—	7.4
Non-restructuring impairments(5)	—	—	355.6	—	—	355.6
Upfront and milestone payments(6)	—	5.0	5.0	—	—	5.0
Acquisition-related expenses(7)	—	—	65.1	—	—	65.1
Inventory step-up expenses(8)	—	—	25.7	—	30.8	56.5
Gain on intellectual property license(9)	—	—	(11.7)	(11.7)	—	—
Share-based compensation(10)	10.7	13.2	29.9	2.6	28.5	55.8
Significant environmental and legal charge(11)	—	—	35.3	—	—	35.3

Adjusted EBITDA	$413.5	$410.0	$634.9	$109.3	$344.5	$870.1

(1)	Represents gains and losses related to indemnification obligations to the purchaser of our Specialty Chemicals business (formerly known as Mallinckrodt Baker), which was sold during fiscal 2010.
(2)	Represents miscellaneous items, including gains and losses on intercompany foreign currency financing transactions and related hedging instruments.
(3)	Represents expenses incurred under restructuring programs designed to improve our cost structure. Our current restructuring program, which was launched during fiscal 2013, is expected to include total expenses of $100.0 to $125.0 million, most of which are expected to be incurred by the end of fiscal 2016. In addition to the aforementioned restructuring program and in conjunction with our acquisitions of Cadence and Questcor, we have incurred restructuring expense as we integrated the Cadence and Questcor businesses.
(4)	Separation costs incurred after our June 28, 2013 separation from Covidien include expenses under our transition services agreement with Covidien, our costs to implement information and accounting systems, share-based compensation costs related to the conversion of Covidien awards into Mallinckrodt awards, and other transition costs. We expect that these costs will diminish over time. Separation costs incurred prior to June 28, 2013 primarily related to legal, accounting, tax and other professional fees.
(5)	Represents goodwill, intangible asset and fixed asset impairment expense related to our Global Medical Imaging reportable segment and our Contrast Media and Delivery Systems reporting unit incurred in fiscal 2014.
(6)	Represents non-capitalizable upfront or development milestone based payments under certain license arrangements. Milestone payments prior to FDA approval of a product are expensed as part of R&D, while payments upon or after FDA approval are capitalized as an intangible asset and amortized. The fiscal 2013 milestone payment was related to the FDA acceptance of our NDA submission associated with Xartemis XR, and the fiscal 2014 milestone related to a pipeline product MNK-155.
(7)	Primarily related to transaction costs associated with potential mergers and acquisitions activity. The amounts incurred during fiscal 2014 are primarily associated with our acquisition of Cadence and Questcor.
(8)	Represents incremental expense associated with the sale of inventory that was recorded at fair value upon the acquisition of Questcor and Cadence. The incremental expense represents the difference between fair value and the manufactured cost of the inventory.
(9)	During fiscal 2014 we recognized a gain from the settlement of patent disputes with a counterparty relating to certain intellectual property rights for which we had completed the earnings process.
(10)	Represents the historical share-based compensation, excluding share-based compensation costs related to the conversion of Covidien awards into Mallinckrodt awards. Includes the stock compensation associated with the modification of Questcor equity awards to Mallinckrodt awards.
(11)	In April 2014, the EPA issued its revised Focused Feasibility Study (“FFS”) associated with the lower 8-mile stretch of the Lower Passaic River Study Area. Based on the issuance of the EPA’s FFS, Mallinckrodt recorded a $23.1 million accrual representing its estimate of its allocable share of the joint and several remediation liability resulting from this matter. In August 2014, the Company recorded an $11.5 million accrual related to various agreements related to a settlement, license and supply agreement with Fresenius related to Ofirmev.

Summary Historical Financial Data of Ikaria

The following selected historical consolidated financial data is derived from Ikaria’s audited consolidated financial statements for the years ended December 31, 2014 and 2013, with 2014 presented on a predecessor and successor basis as a result of the acquisition of legacy Ikaria, Inc. by MDP on February 12, 2014. The information set forth below is only a summary that you should read together with the historical audited consolidated financial statements of Ikaria, Inc. and the related notes thereto. Historical results are not necessarily indicative of any results to be expected in the future.

	Predecessor(a)		Successor(a)(b)
(in millions)	Year Ended December 31, 2013	January 1, 2014 to February 11, 2014	February 12, 2014 to December 31, 2014
Statement of Income Data:
Net sales	$366.5	$47.9	$347.2
Sales to related parties	7.9	0.3	10.5

Total revenues	374.4	48.2	357.7
Cost of sales	53.6	6.3	336.2
Selling, general and administrative	102.4	12.3	79.3
Research and development	93.7	8.6	29.9
Amortization of acquired intangibles	13.5	—	57.5
Merger transaction costs and expenses	4.3	64.7	—
Other operating expense (income), net	4.9	0.3	(5.6)

Total operating costs and expenses	272.4	92.2	497.4

Income (loss) from operations	102.0	(44.0)	(139.7)
Interest income	0.5	—	0.1
Interest expense	(57.9)	(9.5)	(71.8)
Loss on extinguishment of debt	(4.1)	—	—

Income (loss) before income taxes	40.5	(53.5)	(211.4)
Income tax expense (benefit)	17.0	(20.1)	(79.8)

Net income (loss)	$23.5	$(33.4)	$(131.6)

Balance Sheet Data (at period end):
Cash and cash equivalents	$211.7		$98.9
Accounts receivable, less allowance for doubtful accounts	67.8		64.6
Property, plant and equipment, net	62.3		64.1
Total assets	538.7		1,769.6
Long-term debt	908.3		1092.3
Shareholders’ equity (deficit)	(938.1)		274.1
Other Financial Data:
EBITDA(c)	$122.9	$(41.8)	$(69.7)
Adjusted EBITDA(c)	140.9	24.3	220.6
Total capital expenditures	10.1	0.7	8.5
Total debt	973.8		1,162.1

(a)	Compound Holdings II, Inc., a holding company created by MDP, acquired Ikaria, Inc. on February 12, 2014. The results presented above present the activity of Ikaria, Inc. as of and for the years ended December 31, 2014 and 2013, with 2014 on a predecessor and successor basis.
(b)	As a result of the acquisition, Ikaria, Inc. stepped up its inventory value to reflect fair value, of which $287.7 million was subsequently recognized as cost of sales during 2014.

(c)	EBITDA is defined as net income (loss) excluding income tax expense (benefit), interest and depreciation and amortization. Adjusted EBITDA is defined as EBITDA, further adjusted to exclude certain items. These items, if applicable, include: discontinued operations; other income, net; separation costs; restructuring charges, net; immediately expensed up-front and milestone payments; acquisition-related costs; loss on extinguishment of debt; share-based compensation; non-cash impairment charges and certain other non-recurring items.

EBITDA and Adjusted EBITDA are non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used in the above unaudited prospective financial information may not be comparable to similarly titled amounts used by other companies or persons. Mallinckrodt, Compound Holdings II, Inc. and Ikaria, Inc. calculate certain non-GAAP financial metrics, including Adjusted EBITDA, using different methodologies. Consequently, these financial metrics as used by Mallinckrodt, Compound Holdings II, Inc. and Ikaria, Inc. may not be directly comparable to one another or with how each company has calculated similarly titled metrics in the past.

These non-GAAP financial measures have been provided because management believes they can be used by potential notes investors to measure operating results. Management believes that presenting these measures may provide useful information about Ikaria, Inc.’s performance by excluding items that are not indicative of Ikaria, Inc.’s core operating performance. However, these measures do not reflect actual cash expenditures and are not comparable to non-GAAP measures used by other companies or notes investors.

The following table provides a reconciliation from Ikaria, Inc.’s net income (loss) (as reported) to EBITDA and Adjusted EBITDA:

	Predecessor(a)		Successor(a)(b)
	Year Ended December 31, 2013	January 1, 2014 to February 11, 2014	February 12, 2014 to December 31, 2014
Net income (loss)	$23.5	$(33.4)	$(131.6)
Income tax expense (benefit)	17.0	(20.1)	(79.8)
Interest expense, net	57.4	9.5	71.7
Depreciation and amortization	25.0	2.2	70.0

EBITDA	$122.9	$(41.8)	$(69.7)
Loss on extinguishment of debt(1)	4.1	—	—
Acquisition-related expenses(2)	—	49.0	—
Cost of sales inventory step-up(3)	—	—	287.7
Share-based compensation(4)	13.9	17.1	2.6

Adjusted EBITDA	$140.9	$24.3	$220.6

(1)	Represents expense associated with the extinguishment of debt in fiscal 2013.
(2)	Represents acquisition related expenses associated with the MDP / Compound Holdings II, Inc. acquisition of Ikaria, Inc. excluding $15.7 million of share-based compensation resulting from the accelerated vesting of equity awards outstanding prior to the acquisition.
(3)	Represents the cost of sales from the inventory step-up recorded as a result of the MDP acquisition of Ikaria, Inc. in February 2014.
(4)	Represents historical share-based compensation of Ikaria, Inc. employees, including $15.7 million resulting from the accelerated vesting of equity awards outstanding prior to the acquisition.

Summary Historical Financial Data of Target

The following selected historical consolidated financial data is derived from Compound Holdings II, Inc.’s audited consolidated financial statements for the year ended December 31, 2014. The information set forth below is only a summary that you should read together with the historical audited consolidated financial statements of Compounds Holdings II, Inc. and the related notes thereto, which are included in this offering circular. Historical results are not necessarily indicative of any results to be expected in the future.

(in millions)	Year Ended December 31, 2014(a)
Statement of Income Data:
Net sales	$347.2
Sales to related parties	10.5

Total revenues	357.7
Cost of sales	336.2
Selling and marketing	79.3
Research and development	29.9
Amortization of acquired intangibles	57.5
Merger transaction costs and expenses	7.6
Other operating income, net	(5.6)

Total operating costs and expenses	504.9

Loss from operations	(147.2)
Interest income	0.1
Interest expense	(71.8)

Loss before income taxes	(218.9)
Income tax benefit	(81.4)

Net loss	$(137.5)

Balance Sheet Data (at period end):
Cash and cash equivalents	$98.9
Accounts receivable, less allowance for doubtful accounts	64.6
Property, plant and equipment, net	64.1
Total assets	1,770.8
Long-term debt	1,092.3
Shareholders’ equity	274.6
Other Financial Data:
EBITDA(b)	$(77.2)
Adjusted EBITDA(b)	220.7
Total capital expenditures	8.5
Total debt	1,162.1

(a)	Compound Holdings II, Inc., a holding company created by MDP, acquired Ikaria, Inc. on February 12, 2014. The results presented above present the activity of Compound Holdings II, Inc. as of and for the fiscal period ended December 31, 2014, with the impact of the acquisition of legacy Ikaria, Inc. included as of December 31, 2014 and for the period from February 12, 2014 to December 31, 2014. As a result of the acquisition, Compound Holdings II, Inc. recognized cost of sales associated with the inventory step-up (fair value of inventory in excess of book value) of $287.7 million for the fiscal period ended December 31, 2014.

(b)	EBITDA is defined as net income (loss) excluding income tax expense (benefit), interest and depreciation and amortization. Adjusted EBITDA is EBITDA adjusted to exclude certain items. These items, if applicable, include: discontinued operations; other income, net; separation costs; restructuring charges, net; immediately expensed up-front and milestone payments; acquisition-related costs; share-based compensation; other non-recurring items; and non-cash impairment charges.

EBITDA and Adjusted EBITDA are non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used in the above unaudited prospective financial information may not be comparable to similarly titled amounts used by other companies or persons. Mallinckrodt, Compound Holdings II, Inc. and Ikaria, Inc. calculate certain non-GAAP financial metrics, including Adjusted EBITDA, using different methodologies. Consequently, these financial metrics as used by Mallinckrodt, Compound Holdings II, Inc. and Ikaria, Inc. may not be directly comparable to one another or with how each company has calculated similarly titled metrics in the past.

These non-GAAP financial measures have been provided because management believes they can be used by potential notes investors to measure operating results. Management believes that presenting these measures may provide useful information about Compound Holdings II, Inc.’s performance by excluding items that are not indicative of Compound Holdings II, Inc.’s core operating performance. However, these measures do not reflect actual cash expenditures and are not comparable to non-GAAP measures used by other companies or notes investors.

The following table provides a reconciliation from Compound Holdings II, Inc.’s net income (loss) (as reported) to EBITDA and Adjusted EBITDA:

Year Ended December 31, 2014(a)
Net loss	$(137.5)
Income tax benefit	(81.4)
Interest expense, net	71.7
Depreciation and amortization	70.0

EBITDA	$(77.2)
Cost of sales inventory step-up(1)	287.7
Acquisition-related expenses(2)	7.6
Share-based compensation(3)	2.6

Adjusted EBITDA	$220.7

(1)	Represents the cost of sales related to the inventory step-up recorded as a result of the MDP acquisition of Ikaria, Inc. in February 2014.
(2)	Represents acquisition related expenses associated with the MDP / Compound Holdings II, Inc. acquisition of Ikaria, Inc.
(3)	Represents historical share-based compensation of Ikaria, Inc. employees.

Risks Related to the Ikaria Acquisition

While the Ikaria Acquisition is pending, Mallinckrodt and Ikaria will be subject to business uncertainties that could adversely affect their businesses.

Uncertainty about the effect of the Ikaria Acquisition on employees, customers and suppliers may have an adverse effect on Ikaria and Mallinckrodt. These uncertainties may impair Mallinckrodt’s and Ikaria’s ability to attract, retain and motivate key personnel until the Ikaria Acquisition is consummated and for a period of time thereafter, and could cause customers, suppliers and others who deal with Mallinckrodt and Ikaria to seek to change existing business relationships with Mallinckrodt and Ikaria. Employee retention may be challenging during the pendency of the Ikaria Acquisition, as certain employees may experience uncertainty about their future roles. If key employees depart because of issues related to the uncertainty and difficulty of integration or a desire not to remain with the businesses, the business of the combined company following the Ikaria Acquisition could be seriously harmed. In addition, the Ikaria Purchase Agreement restricts Ikaria from taking specified actions until the Ikaria Acquisition occurs without the consent of Mallinckrodt. These restrictions may prevent Ikaria from pursuing attractive business opportunities that may arise prior to the completion of the Ikaria Acquisition.

Risks Related to the Business of the Combined Company

Mallinckrodt and Ikaria may fail to realize all of the anticipated benefits of the Ikaria Acquisition or those benefits may take longer to realize than expected. The combined company may also encounter significant difficulties in integrating the two businesses.

The ability of Mallinckrodt and Ikaria to realize the anticipated benefits of the Ikaria Acquisition will depend, to a large extent, on the combined company’s ability to integrate the two businesses. The combination of two independent businesses is a complex, costly and time-consuming process. As a result, Mallinckrodt and Ikaria will be required to devote significant management attention and resources to integrating their business practices and operations. The integration process may disrupt the businesses and, if implemented ineffectively, would restrict the realization of the full-expected benefits. The failure to meet the challenges involved in integrating the two businesses and to realize the anticipated benefits of the transaction could cause an interruption of or a loss of momentum in, the activities of the combined company and could adversely affect the results of operations of the combined company.

In addition, the overall integration of the businesses may result in material unanticipated problems, expenses, liabilities, competitive responses, loss of customer relationships, and diversion of management’s attention. The difficulties of combining the operations of the companies include, among others:

•	the diversion of management’s attention to integration matters;

•	difficulties in achieving anticipated cost savings, synergies, business opportunities and growth prospects from the combination;

•	difficulties in the integration of operations and systems;

•	conforming standards, controls, procedures and accounting and other policies, business cultures and compensation structures of the two companies;

•	difficulties in the assimilation of employees;

•	difficulties in managing the expanded operations of a significantly larger and more complex company;

•	challenges in keeping existing customers and obtaining new customers;

•	challenges in attracting and retaining key personnel; and

•	coordinating a geographically dispersed organization.

Many of these factors will be outside of the control of Mallinckrodt or Ikaria and any one of them could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy, which could materially impact the business, financial condition and results of operations of the combined company. In addition, even if the operations of the businesses of Mallinckrodt and Ikaria are integrated successfully, the full benefits of the transaction may not be realized, including the synergies, cost savings or sales or growth opportunities that are expected. These benefits may not be achieved within the anticipated time frame, or at all. Further, additional unanticipated costs may be incurred in the integration of the businesses of Mallinckrodt and Ikaria. As a result, we cannot assure you that the combination of Mallinckrodt and Ikaria will result in the realization of the full benefits anticipated from the transaction.

Combining the businesses of Mallinckrodt and Ikaria may be more difficult, costly or time-consuming than expected, which may adversely affect Mallinckrodt’s results and negatively affect the value of the notes following the completion of the Ikaria Acquisition.

Mallinckrodt entered into the Ikaria Purchase Agreement because it believes that the Ikaria Acquisition will be beneficial to it and its shareholders and that combining the businesses of Mallinckrodt and Ikaria will produce benefits and cost savings. If Mallinckrodt is not able to successfully combine the businesses of Mallinckrodt and Ikaria in an efficient and effective manner, the anticipated benefits and cost savings of the Ikaria Acquisition may not be realized fully, or at all, or may take longer to realize than expected, and the value of the notes may be affected adversely.

In addition, the actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized. Actual synergies, if achieved, may be lower than what Mallinckrodt expects and may take longer to achieve than anticipated. If Mallinckrodt is not able to adequately address integration challenges, it may be unable to successfully integrate Mallinckrodt’s and Ikaria’s operations or to realize the anticipated benefits of the integration of the two companies.

Mallinckrodt and Ikaria will incur direct and indirect costs as a result of the Ikaria Acquisition.

Mallinckrodt and Ikaria will incur substantial expenses in connection with completing the Ikaria Acquisition, and Mallinckrodt also expects to incur substantial expenses in connection with coordinating the businesses, operations, policies and procedures of Mallinckrodt and Ikaria over a period of time following the completion of the Ikaria Acquisition. While Mallinckrodt and Ikaria have assumed that a certain level of transaction and coordination expenses will be incurred, there are a number of factors beyond Mallinckrodt’s and Ikaria’s control that could affect the total amount or the timing of these transaction and coordination expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately. These expenses may exceed the costs historically borne by Mallinckrodt and Ikaria.

Mallinckrodt expects that, following the completion of the Ikaria Acquisition, Mallinckrodt will have significantly less cash on hand than the sum of cash on hand of Mallinckrodt and Ikaria prior to the completion of the Ikaria Acquisition. This reduced amount of cash could adversely affect Mallinckrodt’s ability to grow.

Mallinckrodt expects to utilize cash on its balance sheet and the proceeds of a $240.0 million draw under its Revolver made on April 2, 2015 to fund a portion of the purchase price and expenses associated with the Ikaria Acquisition. In addition, MDP is permitted to cause Ikaria to distribute almost all of Ikaria’s cash to Target’s current shareholders prior to the consummation of the Ikaria Acquisition. This will leave Mallinckrodt with significantly less cash and cash equivalents on hand than the approximately $899 million and $98.9 million of cash and cash equivalents on hand of Mallinckrodt and Ikaria, respectively, as of December 26, 2014 and December 31, 2014, respectively. Additionally, Mallinckrodt expects that, following completion of the Ikaria Acquisition, Mallinckrodt will have significantly less availability under its Revolver than Mallinckrodt and Ikaria, respectively, had under their revolving credit facilities prior to the consummation of the Ikaria Acquisition. Although the management of Mallinckrodt believes that it will have access to cash sufficient to meet

Mallinckrodt’s business objectives and capital needs, the lessened availability of cash and cash equivalents following the consummation of the Ikaria Acquisition could constrain Mallinckrodt’s ability to grow its business. Mallinckrodt’s financial position following the Ikaria Acquisition could also make it vulnerable to general economic downturns and industry conditions, and place it at a competitive disadvantage relative to its competitors that have more cash at their disposal. In the event that Mallinckrodt does not have adequate capital to maintain or develop its business, additional capital may not be available to Mallinckrodt on a timely basis, on favorable terms, or at all.

Mallinckrodt’s and Ikaria’s actual financial positions and results of operations may differ materially from the unaudited pro forma financial data included in this offering circular.

The pro forma financial information contained in this offering circular is presented for illustrative purposes only and may not be an indication of what Mallinckrodt’s financial position or results of operations would have been had the Ikaria Acquisition been completed on the dates indicated. The pro forma financial information has been derived from the audited and unaudited historical financial statements of Mallinckrodt and Ikaria and certain adjustments and assumptions have been made regarding the combined company after giving effect to the transaction. The assets and liabilities of Ikaria have been measured at fair value based on various preliminary estimates using assumptions that Mallinckrodt management believes are reasonable utilizing information currently available. The process for estimating the fair value of acquired assets and assumed liabilities requires the use of judgment in determining the appropriate assumptions and estimates. These estimates may be revised as additional information becomes available and as additional analyses are performed. Differences between preliminary estimates in the pro forma financial information and the final acquisition accounting will occur and could have a material impact on the pro forma financial information and the combined company’s financial position and future results of operations.

In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect Mallinckrodt’s financial condition or results of operations following the closing. Any material variance from the pro forma financial information may cause significant variations in the value of the notes. See “Unaudited Pro Forma Combined Financial Information.”

Risks Related to Ikaria

As used in this Risks Related to Ikaria section, “we,” “us,” “our” and the “Company” refer to Ikaria only (and not, for the avoidance of doubt, to Mallinckrodt).

The following risks relate to Ikaria’s current business and operations and address Ikaria as an independent company, some or all of which will become risks of the combined company following the completion of the Ikaria Acquisition.

Risks Related to Ikaria’s Business

We derive substantially all of our revenue from sales of INOMAX Total Care, and our future success will depend on continued growth and acceptance of INOMAX Total Care.

Substantially all of our total consolidated net revenues have been derived from sales of INOMAX Total Care, including for the year ended December 31, 2014. Our near-term prospects, including our ability to finance our company, develop our product candidates and make acquisitions of additional products and product candidates, will depend heavily on the continued successful commercialization of INOMAX Total Care.

We cannot be certain that INOMAX, the FDA-approved drug component of INOMAX Total Care, will continue to be accepted in its current markets and for the treatment of the indication for which it is currently approved. Specifically, the following factors, among others, could affect the level of market acceptance of INOMAX:

•	a change in perception of the critical care community of the safety and efficacy of INOMAX, both in an absolute sense and relative to that of competing products;

•	a negative development in a clinical trial of INOMAX;

•	the level and effectiveness of our sales and marketing efforts;

•	any unfavorable publicity regarding INOMAX Total Care;

•	the introduction of new competitive products;

•	the initiation or threat of litigation or governmental inquiries or investigations by federal or state agencies relating to our conduct or to INOMAX Total Care, including unapproved uses of INOMAX;

•	the price of INOMAX and related services relative to competing therapeutics or interventions;

•	any changes in government and other third-party payor reimbursement policies and practices;

•	regulatory developments affecting the manufacture, marketing or use of INOMAX, including changes to the label or changes with respect to the use of products for unapproved uses;

•	loss of our ability to obtain materials or products from third parties;

•	loss of key personnel; and

•	inability or delays in completing clinical trials of INOMAX for new indications.

Any adverse developments with respect to the sale or use of INOMAX Total Care could significantly reduce our revenues and have a material adverse effect on our ability to generate net income and positive cash flow from operations and to achieve our business plan.

Certain key U.S. patents covering INOMAX expired in 2013 and, as a result, we may experience increased risk of competition which may negatively impact our revenues and profitability.

Certain key patents owned by MGH related to the use of therapeutic nitric oxide for treating or preventing bronchoconstriction or reversible pulmonary vasoconstriction expired in 2013. Prior to their expiration, we depended, in part, upon these patents to provide us with exclusive marketing rights for our product for some period of time. Ikaria has obtained new patents on methods of identifying patients at risk of serious adverse events when nitric oxide was administered to patients with particular heart conditions which the FDA has approved for inclusion on the INOMAX warning label, and that may have the effect of inhibiting development of competitive generic products. However, the expiration of these key patents owned by MGH increases the risk that others could introduce and commercialize competitive nitric oxide therapies. The introduction of competitive nitric oxide therapies may lead to a rapid loss of sales for INOMAX, as lower priced versions of that product become available, and we may be forced to reduce our prices to maintain sales of INOMAX Total Care and/or we may quickly lose a substantial portion of our INOMAX Total Care sales, either of which would materially adversely impact our revenues and profitability.

We currently market INOMAX for only one indication. We will not be permitted to market INOMAX for any other indication unless we receive FDA approval for any such indication. If we do not receive approval to market INOMAX for additional uses, our ability to grow revenues and achieve our business plan may be materially adversely affected.

We do not have any product approved for marketing and sale other than INOMAX, which is approved for sale in the U.S. only for the treatment of HRF associated with pulmonary hypertension in term and near-term infants. In order to market INOMAX for any other indications, we will need to conduct appropriate clinical trials, obtain positive results from those trials, and obtain regulatory approval for such proposed indications. Obtaining regulatory approval is uncertain, time consuming and expensive. Even well-conducted studies of effective drugs will sometimes appear to be negative in either safety or efficacy results. The regulatory review and approval process to obtain marketing approval for a new indication can take many years, often requires multiple clinical trials and requires the expenditure of substantial resources. This process can vary substantially based on the type, complexity, novelty and indication of the product candidate involved. The FDA and other regulatory authorities have substantial discretion in the approval process and may refuse to accept any application or may decide that any data submitted is insufficient for approval and require additional studies or clinical trials. In addition, varying interpretations of the data obtained from preclinical and clinical testing could delay, limit or prevent regulatory approval of a new indication for a product candidate. If we do not receive approval to market INOMAX for additional indications, we will not be permitted to market INOMAX for any other indication and our ability to grow revenues may be materially adversely affected.

Our key product candidate currently in development is exclusively licensed from other companies. If the licensors terminate the licenses, or fail to maintain or enforce the underlying patents, our competitive position and market share will be harmed.

We have an agreement with Orphan Therapeutics, LLC (“Orphan”) pursuant to which we acquired rights to terlipressin, a potential treatment of Hepatorenal Syndrome (“HRS”) Type 1 and our key product candidate currently in development in the U.S. under the brand name “Terlivaz.” In spite of our best efforts, Orphan may conclude that we materially breached our agreements and might, therefore, terminate the agreements, thereby removing our ability to obtain regulatory approval and to market products covered by these agreements. If we fail to use commercially reasonable efforts to develop, market, commercialize and sell terlipressin, Orphan has the right to terminate the agreement if we fail to use such efforts during the six months following notice from Orphan. Orphan also has the right to terminate the agreement after notice and a cure period. If the agreement is terminated, our exclusive rights from Orphan will terminate and Orphan will have the right to reacquire rights to terlipressin from us, on pre-agreed terms.

We are likely to enter into additional license agreements as part of the development of our business in the future. Our licensors may not successfully prosecute certain patent applications under which we are licensed and on which our business depends. Even if patents issue from these applications, our licensors may fail to maintain these patents, may decide not to pursue litigation against third-party infringers, may fail to prove infringement, or may fail to defend against counterclaims of patent invalidity or unenforceability. If these in-licenses are terminated, or if the underlying patents fail to provide the intended market exclusivity, competitors would have the freedom to seek regulatory approval of, and to market, products identical to ours. This could have a material adverse effect on our competitive business position and our business prospects.

A significant portion of our revenues is derived from unapproved uses of INOMAX. If we fail to comply or are found to have failed to comply with FDA and other laws and regulations related to the promotion of INOMAX for unapproved uses, we could be subject to, without limitation, criminal penalties, substantial fines other sanctions and/or damage awards.

The FDA and other foreign regulatory authorities approve drugs and medical devices for the treatment of specific indications, and products may only be promoted or marketed for the indications for which they have been approved. However, the FDA does not attempt to regulate physicians’ use of approved products, and physicians are free to prescribe most approved products for purposes outside the indication for which they have been approved. This practice is sometimes referred to as “off-label” use. While physicians are free to prescribe approved products for unapproved uses, it is unlawful for drug and device manufacturers to market or promote a product for an unapproved use. INOMAX is currently approved, and therefore we are permitted to market it in the United States, for only one use: the treatment of term and near-term infants with HRF associated with pulmonary hypertension.

Based on a representative sample of patient use data collected from accounts, the Company estimates that in 2014 approximately 19% of sales are for HRF for term and near-term infants, while the remaining 81% are for other critical care uses. Based on the information collected in this survey, we believe that sales of INOMAX for unapproved uses relate to conditions for which we are not currently planning to seek FDA approval. We have no control over physicians’ use of INOMAX for unapproved uses, we are not permitted to promote or market our product for unapproved uses and we cannot assure you that physicians will continue to prescribe INOMAX for unapproved uses at the same rate, or at all.

The laws and regulations relating to the promotion of products for unapproved uses are complex and subject to substantial interpretation by the FDA and other government agencies. Promotion of a product for unapproved use is prohibited; however, certain activities that we and others in the pharmaceutical industry engage in are permitted by the FDA. For example, we provide medical information in response to, and otherwise address, unsolicited customer questions regarding, unapproved uses of INOMAX. We have put in place compliance and training programs designed to ensure that our sales and marketing practices comply with applicable regulations. Notwithstanding these programs, the FDA or other government agencies may allege or find that our current or prior practices constitute prohibited promotion of INOMAX for unapproved uses. We also cannot be sure that our employees will comply with company policies and applicable regulations regarding the promotion of products for unapproved uses.

Over the past several years, a significant number of pharmaceutical and biotechnology companies have been the target of inquiries and investigations by various federal and state regulatory, investigative, prosecutorial and administrative entities in connection with the promotion of products for unapproved uses and other sales practices, including the Department of Justice and various U.S. Attorneys’ Offices, the Office of Inspector General of the Department of Health and Human Services, the FDA, the Federal Trade Commission and various state Attorneys General offices. These investigations have alleged violations of various federal and state laws and regulations, including claims asserting antitrust violations, violations of the Food, Drug and Cosmetic Act, the False Claims Act, the Prescription Drug Marketing Act, anti-kickback laws, and other alleged violations in connection with the promotion of products for unapproved uses, pricing and Medicare and/or Medicaid reimbursement. Many of these investigations originate as “qui tam” actions under the False Claims Act. Under the False Claims Act, any individual can bring a claim on behalf of the government alleging that a person or entity has presented a false claim, or caused a false claim to be submitted, to the government for payment. The person bringing a qui tam suit is entitled to a share of any recovery or settlement. Qui tam suits, also commonly referred to as “whistleblower suits,” are often brought by current or former employees. In a qui tam suit, the government must decide whether to intervene and prosecute the case. If the government declines to intervene and prosecute the case, the individual may pursue the case alone. From time to time, employees and former employees of ours have alleged that certain of our practices were not in compliance with applicable law. In each such case, we have reviewed the allegations and concluded they were without merit. We have been the subject of one qui tam suit brought in 2009 by a former employee which alleged, among other things, that Ikaria had a practice of encouraging unproven off-label use of our products, and that this usage had the effect of increasing billings to government programs; this case was voluntarily dismissed in 2013 after the Department of Justice investigated and declined to intervene. Because qui tam suits are filed under seal, it is possible that we are the subject of one or more additional qui tam actions of which we are unaware.

If the FDA or any other governmental agency initiates an enforcement action against us or if we are the subject of a qui tam suit and it is determined that we violated prohibitions relating to the promotion of products for unapproved uses in connection with past or future activities, we could be subject to substantial civil or criminal fines or damage awards and other sanctions such as consent decrees and corporate integrity agreements pursuant to which our activities would be subject to ongoing scrutiny and monitoring to ensure compliance with applicable laws and regulations. Any such fines, awards or other sanctions would have an adverse effect on our revenue, business, financial prospects and reputation.

Any inquiry or investigation into our promotion practices, even if resolved in our favor, would be costly and could divert the attention of our management, damage our reputation and have an adverse effect on our business.

Because of the broad scope and complexity of these laws and regulations, the high degree of prosecutorial resources and attention being devoted to the sales practices of pharmaceutical companies by law enforcement authorities, and the risk of potential exclusion from federal government reimbursement programs, numerous companies have determined that it is highly advisable that they enter into settlement agreements in these matters, particularly those brought by federal authorities. Companies that have chosen to settle these alleged violations have typically paid multi-million dollar fines to the government and agreed to abide by consent decrees or corporate integrity agreements.

Any inquiry or investigation into our promotion practices, whether in the United States or by a foreign regulatory authority, even if resolved in our favor, would be costly and could divert the attention of our management, damage our reputation and have an adverse effect on our business.

We are the sole manufacturer of INOMAX and INOcal. Our inability to continue manufacturing adequate supplies of INOMAX and INOcal could result in a disruption in the supply of INOMAX to our customers.

We are the sole manufacturer of INOMAX. We develop and manufacture INOMAX at our facility in Port Allen, Louisiana, which, other than our backup production facility, is the only FDA inspected site for manufacturing pharmaceutical-grade nitric oxide in the world. Our Port Allen facility is subject to the risks of a natural disaster or other business disruption. Accordingly, we have implemented business continuity measures to mitigate the risk of interruption in the supply of INOMAX, including establishing a backup production facility in Coppell, Texas, which is also certified by the FDA to manufacture INOMAX. The Coppell facility, which is capable of producing INOMAX from our supply of a concentrated pre-mix, which we manufacture at our Port Allen facility, would only be capable of serving as a backup facility for as long as our supply of concentrated pre-mix lasts, which we currently estimate to be about one year. There can be no assurance that we would be able to meet our requirements for INOMAX if there were a catastrophic event or failure of our current manufacturing system in the Port Allen facility and/or the Coppell facility. If we are required to change or add a new manufacturer or supplier, the process would likely require prior FDA and/or equivalent foreign regulatory authority approval, and would be very time consuming. In addition, because the manufacture of a pharmaceutical gas requires specialized equipment and expertise, there are few, if any, third-party manufacturers to whom we could contract this work in a short period of time. An inability to continue manufacturing adequate supplies of INOMAX at our Port Allen facility and our backup Coppell facility could result in a disruption in the supply of INOMAX to our customers.

The Port Allen facility also manufactures the INOcal® product (nitric oxide and nitrogen dioxide calibration gases) for the INOMAX delivery systems. The INOcal product is considered a device. Manufacturing this product required Port Allen to comply with device manufacturing regulations and become ISO 13485 certified. Our Coppell facility is not certified for manufacture of INOcal. There can be no assurance that we would be able to meet our requirements for INOcal if there were a catastrophic event or failure of our current manufacturing system in the Port Allen facility. If we are required to produce INOcal at our Coppell facility, or change or add a new manufacturer or supplier, the process would likely require prior certification and would be very time consuming. An inability to continue manufacturing adequate supplies of INOcal at our Port Allen facility could result in a disruption in the supply of INOMAX delivery systems, a critical component of our INOMAX Total Care Package, to our customers.

Our drug-delivery systems are sophisticated electro-mechanical devices comprised of components that may deteriorate over time. If we experience problems with, failure of, or delays in obtaining such components, our ability to provide our customers with INOMAX Total Care would be adversely affected.

Because our drug-delivery systems are sophisticated electro-mechanical devices, the parts which comprise the devices are subject to wear and tear, which may result in decreased function or failure of those parts over time. Although we perform scheduled, preventive maintenance on all of our drug delivery systems to limit device failures, and additional maintenance as needed whenever a customer reports a device malfunction, components of our devices may fail.

Our future growth depends, in part, on our ability to penetrate foreign markets, where we are subject to additional regulatory burdens and other risks and uncertainties.

Our future profitability will depend, in part, on our ability to grow and ultimately maintain our sales in foreign markets. However, we have limited experience in marketing, servicing, and distributing our products in countries other than the United States, Mexico and Canada and rely on third parties to support our foreign operations. Our foreign operations and any foreign operations we establish in the future subject us to additional risks and uncertainties, including:

•	our customers’ ability to obtain reimbursement for procedures using our products in foreign markets;

•	our inability to directly control commercial activities because we are relying on third parties who may not put the same priority on our products as we would;

•	the burden of complying with complex and changing foreign regulatory, tax, accounting, and legal requirements;

•	compliance with applicable anti-corruption laws;

•	import or export licensing requirements;

•	longer accounts receivable collection times;

•	longer lead times for shipping;

•	language barriers for technical training;

•	reduced protection of intellectual property rights in some foreign countries;

•	foreign currency exchange rate fluctuations; and

•	the interpretation of contractual provisions governed by foreign laws in the event of a contract dispute.

Foreign sales of our products could also be adversely affected by the imposition of governmental controls, political and economic instability, trade restrictions, changes in tariffs, and difficulties in staffing and managing foreign operations.

Other companies may develop competitive products that could negatively affect our sales of INOMAX and related products and services.

Our ability to compete successfully depends on our ability to introduce new technologies and services related to INOMAX Total Care. As a result, we must make significant investments in research and development, manufacturing and sales and marketing. If we are unable to continue to develop and sell innovative new products with attractive margins or if other companies infringe on our intellectual property, our ability to maintain a competitive advantage could be negatively affected and our financial condition and operating results could be materially adversely affected. Our financial condition and operating results depend substantially on our ability to continually improve INOMAX and related products and services and to maintain therapeutic and functional advantages. Unauthorized use of INOMAX on other companies’ delivery devices may result in decreased demand for our products, and could materially adversely affect our financial condition and operating results. There can be no assurance that we will be able to continue to provide products and services that compete effectively.

INOMAX is one of many adjunctive therapies physicians prescribe for HRF, BPD, ARDS and pulmonary hypertension following cardiac surgery. For example, physicians use other drugs, such as Flolan, Ventavis, Primacor and Revatio, to treat acute pulmonary hypertension. In addition, we are aware that neonatologists, surgeons and other physicians have and may continue to experiment with these drugs, including Revatio, which recently became available in intravenous, or IV, form to treat these conditions. The use of these drugs could reduce the use of INOMAX, particularly if physicians perceive them as being less expensive, more effective, safer or easier to use than INOMAX and related products.

In addition, companies, such as GeNO, LLC and GeNOsys Inc., are attempting to develop small, mobile devices that aim to manufacture nitric oxide at the location of delivery. In the past, 12th Man Technologies approached several INOMAX customers with an offer to develop and sell nitric oxide and a nitric oxide delivery system. Air Liquide Healthcare America Corporation, or Air Liquide, currently manufactures and sells a nitric oxide mixture in a pressurized canister in the European Union. Praxair has filed an ANDA seeking approval to market nitric oxide in the U.S., certified against Ikaria patents, and has filed inter-partes reviews against various Ikaria patents. Other companies, including industrial gas companies may attempt to produce a traditional generic version of INOMAX, may attempt to provide a device to deliver nitric oxide, or may contract with a third-party manufacturer to produce the pharmaceutical nitric oxide or the device to deliver nitric oxide. If any other therapy proves to treat any of these conditions more effectively, less expensively, more safely, or is more easily used than INOMAX and related products and services and/or is approved for sale, our business would be adversely affected.

Our partnership and distribution arrangements limit our ability to operate in certain geographic markets or develop certain products, which may limit our future growth.

We are party to a number of commercial and license agreements with third parties and related parties that limit our ability to sell our products in certain geographic markets, require us to sell our products exclusively to a distributor of our products in certain geographic markets, or that limit our ability to develop or commercialize certain uses of our products or new drug candidates.

We may have received better terms from unaffiliated third parties than the terms we received in our agreements with related parties.

We have entered into license and commercial agreements with Linde AG, a current shareholder of Seller and former shareholder of Ikaria, governing, among other things, the exclusive sale of our products and services to affiliates of Linde AG in Europe and certain South American territories. From 2007 until 2013, during which time certain of these agreements were negotiated, a representative of Linde AG was a member of the board of Ikaria. The terms of the agreements negotiated with Linde AG and other related parties may not reflect terms that would have resulted from arm’s-length negotiations among unaffiliated third parties.

In addition, the agreements related to the spin-out of certain businesses and assets, which is described in further detail elsewhere in this offering circular, including the separation and distribution agreement, transition services agreements, license agreement, drug clinical supply agreement, device clinical supply agreement, agreements not to compete and the other agreements, were negotiated in the context of our separation of the spun-out business while such business was still a part of Ikaria and with the expectation that the shareholders of Ikaria would receive all equity interests in the spun-out business and, accordingly, may not reflect terms that would have resulted from arm’s-length negotiations among unaffiliated third parties. The terms of the agreements we negotiated in the context of our separation related to, among other things, allocation of assets, liabilities, rights, indemnifications and other obligations among the spun-out business and us.

Third parties may seek to hold us responsible for liabilities that we transferred in the spin-out.

In connection with the spin-out of certain businesses and assets in February 2014, we transferred to the spun-out business all liabilities related to the spun-out business and assets. Third parties may seek to hold us responsible for such transferred liabilities. Under our agreements with the spun-out business, it has agreed to indemnify us for claims and losses relating to these transferred liabilities. However, if those liabilities are significant and we are ultimately liable for them, we cannot assure you that we will be able to recover the full amount of our losses from the spun-out business, particularly since the spun-out business is a growth stage company with minimal or no income.

Any disputes that arise between us and the spun-out business with respect to our past and ongoing relationships could harm our business operations.

Disputes may arise between us and the spin-out business in a number of areas relating to our past and ongoing relationships, including:

•	intellectual property, technology and business matters, including failure to make required technology transfers and failure to comply with non-compete provisions applicable to us and the spin-out business;

•	labor, tax, employee benefit, indemnification and other matters arising from the spin-out;

•	distribution and supply obligations;

•	employee retention and recruiting;

•	the nature, quality and pricing of transitional services we provide to the spun-out business; and

•	business opportunities that may be attractive to both us and the spun-out business.

We may not be able to resolve any potential conflicts, and even if we do, the resolution may be less favorable than if we were dealing with an unaffiliated party.

Risks Related to Government Regulation of Ikaria

The design, development, manufacture, supply, and distribution of our products are highly regulated and technically complex.

The design, development, manufacture, supply, and distribution of pharmaceutical products and medical devices, both inside and outside the U.S., are technically complex and highly regulated. We, along with our third-party providers, must comply with all applicable regulatory requirements of the FDA and foreign authorities. In addition, the facilities used to manufacture, store, and distribute our products are subject to inspection by regulatory authorities at any time to determine compliance with applicable regulations.

The manufacturing techniques and facilities used for the manufacture and supply of our products must be operated in conformity with current Good Manufacturing Practices, or cGMP, regulations promulgated by the FDA. In complying with cGMP requirements, we, along with our suppliers, must continually expend time, money and effort in production, record keeping, and quality assurance and control to ensure that our products meet applicable specifications and other requirements for safety, efficacy and quality. In addition, we, along with our suppliers, are subject to unannounced inspections by the FDA and other regulatory authorities.

Any failure to comply with regulatory and other legal requirements applicable to the manufacture, supply and distribution of our products could lead to remedial action (such as recalls), civil and criminal penalties and delays in manufacture, supply and distribution of our products. In addition, we may from time to time be forced to delay the launch of new products or carry out voluntary recalls to address unforeseen design difficulties or defects, which could result in an adverse effect on our revenue and operating results.

We must comply with federal, state and foreign laws and regulations relating to the healthcare business, and, if we do not fully comply with such laws and regulations, we could face substantial penalties and other negative impacts on our business.

We and our suppliers and customers are subject to extensive regulation by the federal government, and the governments of the states and foreign countries in which we may conduct our business. If our operations are found to be in violation of any of the laws and regulations to which we or our customers are or will be subject, we may be subject to civil and criminal penalties, damages, fines, exclusion from the Medicare and Medicaid programs and the curtailment or restructuring of our operations. Similarly, if our customers are found to be non-compliant with applicable laws, they may be subject to sanctions, which could also have a negative impact on us. Any penalties, damages, fines, curtailment or restructuring of our operations would adversely affect our ability to operate our business and our financial results. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses, divert our management’s attention from the operation of our business and damage our reputation.

If we fail to comply with the extensive regulatory requirements to which we and our products are subject, our products could be subject to restrictions or withdrawal from the market and we could be subject to penalties.

The testing, manufacturing, labeling, safety, advertising, promotion, storage, sales, distribution, export and marketing, among other things, of our products, both before and after approval, are subject to extensive regulation by governmental authorities in the United States, Canada, Mexico and elsewhere throughout the world where we sell our products and services. Both before and after approval of a product, quality control and manufacturing procedures must conform to cGMP. Regulatory authorities, including the FDA, periodically inspect manufacturing facilities to assess compliance with cGMP. Our failure or the failure of our contract manufacturers to comply with the laws administered by the FDA or other governmental authorities could result in, among other things, any of the following:

•	delay in approving or refusal to approve a product;

•	product recall or seizure;

•	suspension or withdrawal of an approved product from the market;

•	interruption of production;

•	operating restrictions;

•	warning letters;

•	injunctions;

•	fines and other monetary penalties;

•	criminal prosecutions; and

•	unanticipated expenditures.

We may incur significant costs complying with environmental laws and regulations, and failure to comply with these laws and regulations could expose us to significant liabilities.

Certain aspects of our business are subject to a variety of federal, state and local laws and regulations governing the use, generation, manufacture, distribution, storage, handling, treatment and disposal of materials. For example, high-pressure gas cylinders can be regarded as hazardous materials. Although we believe our safety procedures for handling and disposing of these materials and waste products comply with these laws and regulations, we cannot eliminate the risk of accidental injury or contamination from the use, manufacture, distribution, storage, handling, treatment or disposal of hazardous materials. In the event of contamination or injury, or failure to comply with environmental, occupational health and safety and export control laws and regulations, we could be held liable for any resulting damages and any such liability could exceed our assets and resources.

Failure to comply with the U.S. Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

We are subject to the U.S. Foreign Corrupt Practices Act which generally prohibits U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business and requires companies to maintain accurate books and records and internal controls, including at foreign-controlled subsidiaries. We can make no assurance that our employees or other agents, including third party distributors, will not engage in prohibited conduct under our policies and procedures and the Foreign Corrupt Practices Act for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

Governments may impose price controls, which may adversely affect our future profitability.

We are subject to rules and regulations in jurisdictions outside the U.S. where we sell our products, and jurisdictions and markets in which we will seek to sell our products in the future. In some foreign countries, particularly in the European Union, the pricing of prescription pharmaceuticals and biologics is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a product candidate. If reimbursement of our future products is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, we may be unable to achieve or sustain profitability.

Risks Related to the Development of Ikaria’s Product Candidates

We may be unsuccessful in our efforts to develop and obtain regulatory approval for new products, which may significantly impair our growth and ability to remain profitable.

Our long-term prospects depend, in large part, on successful development, or acquisition or licensing, and commercialization of our product candidates, including Terlivaz. Our product candidates are in various stages of development. We cannot be certain that we will be able to develop or acquire and commercially introduce new products in a timely manner or that new products, if developed, will be approved for the indications, and/or with the labeling, we expect or that they will achieve market acceptance. Before we commercialize any product candidate, we will need to develop the product candidate by completing successful clinical trials, submit an NDA or supplemental NDA that is accepted by the FDA and receive FDA approval to market the product candidate. If we fail to successfully develop a product candidate and/or the FDA delays or denies approval of any NDA or sNDA, then commercialization of our product candidates may be delayed or terminated, which could have a material adverse effect on our business. The FDA and other regulatory authorities have substantial discretion in the approval process and may refuse to accept any application or may decide that any data submitted is insufficient for approval and require additional studies or clinical trials. In addition, varying interpretations of the data obtained from preclinical and clinical testing could delay, limit or prevent regulatory approval of a new indication for a product candidate. For example, after considering the NDA submitted by Orphan, the former owner of the NDA for our product candidate Terlivaz, the FDA issued a complete response letter stating that the NDA did not contain sufficient data to support approval and requesting at least one additional well-controlled Phase 3 clinical trial be conducted to supplement the existing data. We have reached agreement with the FDA on a special protocol assessment for an additional Phase 3 clinical trial of Terlivaz, however the FDA retains substantial discretion in the approval process and there are no assurances of product approval even if the agreed upon endpoints of the additional phase three trial of Terlivaz are met. The trial did not establish statistical significance for the primary endpoint of HRS reversal; however, patients in the Terlivaz group of the Resynchronization Reverse Remodeling in Systolic Left Ventricular Dysfunction (“REVERSE”) trial did show improvement in renal function when compared to placebo. Ikaria currently is in discussions with the FDA to determine its regulatory strategy.

Clinical trials of product candidates are expensive and time consuming, and the results of these trials are uncertain.

Before we can obtain regulatory approvals to market any product for a particular indication, we will be required to complete preclinical studies and extensive clinical trials in humans to demonstrate the safety and efficacy of such product for such indication.

Clinical testing is expensive, difficult to design and implement, can take many years to complete and is uncertain as to outcome. Furthermore, there are few drugs that have been approved in critical care indications. It is often difficult to design and carry out clinical trials for critical care indications for a number of reasons, including ethical concerns with conducting placebo-controlled studies in critically ill patients, the difficulty in meeting endpoints tied to mortality and the heterogeneity of underlying conditions. For the foregoing reasons, we may not be able to develop clinical trials for some of our product candidates that will be acceptable to the FDA. Success in preclinical testing or early clinical trials does not ensure that later clinical trials will be successful, and interim results of a clinical trial do not necessarily predict final results. An unexpected result in one or more of our clinical trials can occur at any stage of testing due to drug effect or trial design.

Even well-conducted studies of effective drugs will sometimes appear to be negative. We may experience numerous unforeseen events during, or as a result of, the clinical trial process that could delay or prevent us from receiving regulatory approval or commercializing our products, including:

•	our clinical trials may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional clinical trials which even if undertaken cannot ensure we will gain approval;

•	data obtained from preclinical testing and clinical trials may be subject to varying interpretations, which could result in the FDA or other regulatory authorities deciding not to approve a product in a timely fashion, or at all;

•	the cost of clinical trials may be greater than we currently anticipate;

•	if we are required to conduct overseas clinical trials, we may also be subject to financial risk based on foreign currency exchange rate fluctuations;

•	regulators or institutional review boards may not authorize us to commence a clinical trial or conduct a clinical trial at a prospective trial site;

•	we, or the FDA or other regulatory authorities, might suspend or terminate a clinical trial at any time on various grounds, including a finding that participating patients are being exposed to unacceptable health risks; and

•	the effects of our product candidates may not be the desired effects or may include undesirable side effects or the product candidates may have other unexpected characteristics.

The rate of completion of clinical trials depends, in part, upon the rate of enrollment of patients. Patient enrollment is a function of many factors, including the size of the patient population, the eligibility criteria for the trial, the existence of competing clinical trials and the availability of alternative or new treatments. In particular, the patient population targeted by some of our clinical trials may be small. Delays in patient enrollment in any of our current or future clinical trials may result in increased costs and program delays.

We may be required to suspend or discontinue clinical trials of INOMAX or our product candidates due to unexpected side effects and safety risks that could preclude or delay approval of our products and/or require us to revise our product label.

Administering any pharmacologically active product candidate to humans may produce undesirable side effects. As a result, our clinical trials could be suspended at any time for safety-related reasons. We may voluntarily suspend or terminate our clinical trials if at any time we believe that our product candidates present an unacceptable risk to the clinical trial subjects. In addition, institutional review boards or regulatory agencies may order the temporary or permanent discontinuation of our clinical trials at any time if they believe that the clinical trials present an unacceptable safety risk to patients. For example, based on recent analysis, Ikaria submitted a Labeling Supplement to the Division of Pulmonary Allergy and Rheumatology Products on December 8, 2014 (concurrently submitted on December 9, 2014, to the Division of Cardio-Renal Drug Products), proposing labeling revisions to the Highlights, Warnings & Precautions, and Clinical Studies sections of the INOMAX package insert, including a potential warning of increased mortality risk in premature infants. The FDA may accept the labeling recommendations made in the labeling supplement, it may reject the recommended changes, or it may require other changes to the labeling.

We are unable to accurately predict when or if any of our product candidates will prove effective or safe in humans or will receive regulatory approval. If the effects of our product candidates include undesirable side effects or have characteristics that are unexpected, we may need to abandon our development of those product candidates. In the case of INOMAX, ongoing clinical trials for new indications could uncover safety concerns that impact our existing business.

If we are unable to expand our sales and marketing capabilities, the commercial opportunity for our product and product candidates may be diminished.

We plan to expand our team of sales professionals as we prepare to support continued growth of INOMAX Total Care and, over time, the expected commercial launch of other products in development, such as Terlivaz, if and when such products receive required regulatory approvals.

We may not be able to attract, hire, train and retain qualified sales and marketing professionals to augment our existing capabilities in the manner or on the timeframe that we are currently planning. If we are not successful in our efforts to expand our sales team and marketing capabilities, our ability to independently market and sell INOMAX and related products and services and any product candidates that we successfully bring to market will be impaired. In such an event, we would likely need to establish a collaboration, co-promotion, distribution, or other similar arrangement to market and sell the product candidate. However, we might not be able to enter into such an arrangement on terms that are favorable to us, or at all.

Risks Related to Ikaria’s Industry

The biotechnology and pharmaceutical industry is characterized by rapid technological developments and a high degree of competition. As a result, our products could become obsolete.

Our industry is highly competitive. Potential competitors in the U.S. and other countries include major pharmaceutical and chemical companies, medical device companies, specialized pharmaceutical companies and biotechnology firms, and universities and other research institutions. Many of our competitors have substantially greater capital resources, research and development staffs, and facilities than we have. In addition, many of our competitors also have substantially greater experience in conducting clinical trials, obtaining regulatory approvals, and manufacturing and marketing pharmaceutical products and medical devices. These entities represent significant competition for us. Competition and innovation from these or other sources, including advances in current treatment methods, could potentially affect sales of our products negatively or make our products obsolete. Furthermore, we may be at a competitive marketing disadvantage against companies that have broader product lines and whose sales personnel are able to offer more complementary products than we can. Any failure to maintain our competitive position could adversely affect our business and results of operations. In addition, as we lose patent protection or marketing exclusivity on our products over time, we will likely have to compete with generic versions of our products.

If Terlivaz is approved by the FDA, we expect that it will compete with a combination of midodrine, a vasopressor, and octreotide, a vasodilation inhibitor. If another therapy proves to treat HRS Type 1 better than Terlivaz, or reduces the incidence of HRS Type 1, our business would be adversely affected.

If we fail to attract and retain senior management and key scientific and engineering personnel, we may be unable to successfully develop our product candidates, conduct our clinical trials and commercialize our product candidates.

Our success depends in part on our continued ability to attract, retain and motivate highly qualified management, clinical, scientific, equipment service, operations and engineering personnel. We are highly dependent upon the contributions of our executive officers, as well as our most senior clinicians and scientists. The loss of services of any key employees could delay or prevent the successful development of our product pipeline, completion of our planned clinical trials or the commercialization of our product candidates. Although we have entered into employment agreements with these individuals, setting forth certain salary, severance and other terms, the agreements do not require continued employment and we or the employee may terminate the relationship at any time.

Our employees may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements and insider trading.

We are exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include intentional failures to comply with FDA regulations, to provide accurate information to the FDA, to comply with manufacturing standards we have established, to comply with federal and state healthcare fraud and abuse laws and regulations, to report financial information or data accurately, to disclose unauthorized activities to us or to comply with our Code of Business Conduct and Ethics for Officers and Employees. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, kickbacks, false claims, inappropriate promotion, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Employee misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. It is not always possible for our chief compliance officer, who works to ensure that we and our employees are in compliance with applicable rules, regulations and company policies, to identify and deter employee misconduct. The precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant fines or other sanctions. For example, in 2011 Ikaria learned that several former employees may have misappropriated certain Ikaria intellectual property and confidential information, forming a separate company to pursue a technology related to Ikaria’s business. Ikaria conducted an extensive investigation and eventually sued the former employees. Ikaria continues to pursue its rights in this matter.

If product liability lawsuits are brought against us, we may incur substantial liabilities and may be required to limit commercialization of our product candidates.

We face an inherent risk of product liability as a result of the clinical testing of our product candidates and face an even greater risk with respect to our commercialized products. We may be sued if INOMAX or any product we develop allegedly causes injury or is found to be otherwise unsuitable during product testing, manufacturing, marketing or sale. In addition, we may be sued if our drug-delivery systems malfunction or are alleged to have malfunctioned. We have been, and may in the future be, sued based on allegations that our drug-delivery system fails to provide adequate warnings. For example, although no suits have been brought to date, it is possible that a suit could be brought as a result of issues relating to our recalls. A suit may also be brought against us if our drug-delivery system is alleged to fail to adequately monitor for nitrogen dioxide, which forms when nitric oxide mixes with oxygen in the air. Elevated levels of nitrogen dioxide can be toxic and lead to decreased pulmonary function, chronic bronchitis, chest pain and pulmonary edema. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability and a breach of warranties. Claims could also be asserted under state consumer protection acts. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our product candidates. Even a successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:

•	decreased demand for INOMAX and related products and services or other products that we may develop;

•	injury to our reputation;

•	withdrawal of clinical trial participants, trial sites and investigators;

•	costs to defend the related litigation;

•	a diversion of management’s time and our resources;

•	substantial monetary awards to trial participants or patients;

•	product recalls or withdrawals;

•	labeling, marketing or promotional restrictions;

•	loss of revenue; and

•	the inability to commercialize our product candidates.

Our inability to obtain and retain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of products we develop. Any claim that may be brought against us could result in a court judgment or settlement in an amount that is not covered, in whole or in part, by our insurance or that is in excess of the limits of our insurance coverage. Our insurance policies also have various exclusions, and we may be subject to a product liability claim for which we have no coverage. We will have to pay any amounts awarded by a court or negotiated in a settlement that exceed our coverage limitations or that are not covered by our insurance, and we may not have, or be able to obtain, sufficient capital to pay such amounts.

As our product is used commercially, unintended side effects, adverse reactions or incidents of misuse may occur that could result in additional regulatory controls, changes to product labeling, adverse publicity and reduced sales of our products.

During research and development, the use of pharmaceutical products, such as ours, is limited principally to clinical trial patients under controlled conditions and under the care of expert physicians.

The widespread commercial use of INOMAX or other products that we may develop could uncover undesirable or unintended side effects that were not exhibited in our clinical trials or the commercial use as of the filing date of this prospectus. We train healthcare professionals on the proper use of our drug and drug-delivery systems. However, healthcare professionals from time to time operate our drug-delivery systems incorrectly. For example, based on recent analysis, Ikaria submitted a Labeling Supplement to the Division of Pulmonary Allergy and Rheumatology Products on December 8, 2014 (concurrently submitted on December 9, 2014, to the Division of Cardio-Renal Drug Products), proposing labeling revisions to the Highlights, Warnings & Precautions, and Clinical Studies sections of the INOMAX package insert, including a potential warning of increased mortality risk in premature infants. The FDA may accept the labeling recommendations made in the labeling supplement, it may reject the recommended changes, or it may require other changes to the labeling.

In addition, an affiliate of Linde has marketing rights to INOMAX in the European Union and specified countries near the European Union. Linde’s primary focus is not INOMAX, as it represents a de minimis amount of their revenue. If there were a serious adverse event or complication related to the use of INOMAX in the European Union, or any territory where Linde markets and sells INOMAX, it could have a material adverse effect on our business, financial condition and results of operations.

These events, among others, could result in adverse publicity that harms the commercial prospects of INOMAX or other products we may develop or lead to additional regulatory controls that could limit the circumstances under which the product is prescribed or used or even lead to the withdrawal of the product from the market.

Reimbursement may be limited or unavailable in certain market segments for our product candidates, which could make it difficult for us to sell our products profitably.

Market acceptance and sales of our product candidates will depend significantly on the availability of adequate coverage and reimbursement from third-party payors for any of our product candidates and may be affected by existing and future healthcare reform measures. Government authorities and third-party payors, such as private health insurers and health maintenance organizations, decide which drugs they will pay for and establish reimbursement levels. Reimbursement by a third-party payor may depend upon a number of factors, including the third-party payor’s determination that use of a product is:

•	a covered benefit under its health plan;

•	safe, effective and medically necessary;

•	appropriate for the specific patient;

•	cost-effective; and

•	neither experimental nor investigational.

Obtaining coverage and reimbursement approval for a product from a government or other third-party payor is a time consuming and costly process that could require us to provide supporting scientific, clinical and cost-effectiveness data for the use of our products to the payor. We may not be able to provide data sufficient to gain acceptance with respect to coverage and reimbursement. We cannot be sure that coverage or adequate reimbursement will be available for any of our product candidates. Also, we cannot be sure that reimbursement amounts will not reduce the demand for, or the price of, our products. If reimbursement is not available or is available only to limited levels, we may not be able to commercialize certain of our products.

In the United States and certain foreign jurisdictions, there have been a number of legislative and regulatory changes to the healthcare system that could impact our ability to sell our products profitably.

In particular, the Medicare Modernization Act of 2003 revised the payment methodology for many products under Medicare. This has resulted in lower rates of reimbursement. There have been numerous other federal and state initiatives designed to reduce payment for pharmaceuticals.

As a result of legislative proposals and the trend towards managed healthcare in the United States, third-party payors are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement of new drugs. They may also refuse to provide any coverage of approved products for medical conditions other than those for which the FDA has granted market approvals. As a result, significant uncertainty exists as to whether and how much third-party payors will reimburse patients for their use of newly approved drugs, which in turn will put pressure on the pricing of drugs. We expect to experience pricing pressures in connection with the sale of our products due to the trend toward managed healthcare, the increasing influence of health maintenance organizations, additional legislative proposals, as well as national, regional or local healthcare budget limitations.

Risks Related to Ikaria’s Dependence on Third Parties

We rely on third parties for important aspects of our commercialization infrastructure for INOMAX and related services and failure of these third parties to fulfill these functions would disrupt our business.

We have entered into agreements with local third-party providers to provide warehousing, distribution, and service centers in certain markets in which we sell our products. Our third-party providers may not be able to warehouse, distribute, or service our products without interruption, or may not comply with their other contractual obligations to us. Any failure of any of those third-party providers to fully and timely perform their obligations may result in an interruption in the supply of INOMAX and related products and services in the affected geographic area. Also, we may not have adequate remedies for any breach of our agreements with such third-party providers. Furthermore, if any of our third-party distributors ceases doing business with us or materially reduces the amount of services they perform for us, and we cannot enter into agreements with replacement service providers on commercially reasonable terms, we might not be able to effectively distribute our products to all geographic locations we currently serve.

We rely on third-party suppliers and manufacturers to produce and deliver clinical drug supplies for our product candidates, and we intend to rely on third parties to produce commercial supplies of any approved product candidates. Any failure by a third-party supplier or manufacturer to produce or deliver supplies for us may delay or impair our ability to complete our clinical trials or commercialize our product candidates.

We currently rely, and expect to continue to rely, on third parties for supply of the active pharmaceutical ingredients in some of our product candidates. The suppliers of our product candidates are, and any future third-party suppliers with whom we enter into agreements will likely be, our sole suppliers of our product candidates for a significant period of time. These suppliers are commonly referred to as single-source suppliers. If our suppliers fail to deliver materials and provide services needed for the production of our product candidates in a timely and sufficient manner, or if they fail to comply with applicable regulations, clinical development or regulatory approval of our product candidates or commercialization of our products could be delayed, depriving us of potential additional product revenue.

We have relied upon a small number of third-party manufacturers for the manufacture of our product candidates for preclinical and clinical testing purposes and intend to continue to do so in the future. We may need to identify a third-party manufacturer capable of providing commercial quantities of drug product. If we are unable to arrange for such a third-party manufacturing source, or fail to do so on commercially reasonable terms, we may not be able to successfully produce and market our product candidates or may be delayed in doing so.

Reliance on third-party manufacturers entails risks to which we would not be subject if we manufactured product candidates ourselves, including reliance on the third party for regulatory compliance and quality assurance, the possibility of breach of the manufacturing agreement by the third party because of factors beyond our control (including a failure to synthesize and manufacture our product candidates in accordance with our product specifications) and the possibility of termination or nonrenewal of the agreement by the third party, based on its own business priorities, at a time that is costly or damaging to us. In addition, the FDA and other regulatory authorities require that our product candidates be manufactured according to cGMP and similar foreign standards. Any failure by our third-party manufacturers to comply with cGMP or failure to scale up manufacturing processes, including any failure to deliver sufficient quantities of product candidates in a timely manner, could lead to a delay in, or failure to obtain, regulatory approval of any of our product candidates. In addition, such failure could be the basis for action by the FDA to withdraw approvals for product candidates previously granted to us and for other regulatory action, including recall or seizure, fines, imposition of operating restrictions, total or partial suspension of production or injunctions.

We rely on our manufacturers to purchase the materials necessary to produce our product candidates for our clinical studies from third-party suppliers. There are a small number of suppliers for certain capital equipment and raw materials that are used to manufacture our drugs. Such suppliers may not sell these raw materials to our manufacturers at the times we need them or on commercially reasonable terms. We do not have any control over the process or timing of the acquisition of these raw materials by our manufacturers. Moreover, we currently do not have any agreements for the commercial production of these raw materials. Any significant delay in the supply of a product candidate or the raw material components thereof for an ongoing clinical trial due to the need to replace a third-party manufacturer could considerably delay completion of our clinical studies, product testing and potential regulatory approval of our product candidates. If our manufacturers or we are unable to purchase these raw materials after regulatory approval has been obtained for our product candidates, the commercial launch of our product candidates would be delayed or there would be a shortage in supply, which would impair our ability to generate revenues from the sale of our product candidates.

Because of the complex nature of many of our other compounds, our manufacturers may not be able to manufacture such other compounds at a cost or in quantities or in a timely manner necessary to develop and commercialize other products. If we successfully commercialize any of our product candidates, we may be required to establish or access large-scale commercial manufacturing capabilities. In addition, as our drug development pipeline increases and matures, we will have a greater need for clinical trial and commercial manufacturing capacity. We do not own or operate manufacturing facilities for the production of clinical or commercial quantities of our product candidates and we currently have no plans to build our own clinical or commercial scale manufacturing capabilities. To meet our projected needs for commercial manufacturing, third parties with whom we currently work will need to increase their scale of production or we will need to secure alternate suppliers.

We rely on third parties to conduct clinical trials for our product candidates, and if they do not properly and successfully perform their obligations to us, we may not be able to obtain regulatory approvals for our product candidates.

We design the clinical trials for our product candidates, but we rely on contract research organizations and other third parties to assist us in managing, monitoring and otherwise carrying out many of these trials. We compete with larger companies for the resources of these third parties.

Although we rely on these third parties to conduct many of our clinical trials, we are responsible for ensuring that each of our clinical trials is conducted in accordance with its general investigational plan and protocol. Moreover, the FDA and foreign regulatory agencies require us to comply with regulations and standards, commonly referred to as good clinical practices, for designing, conducting, monitoring, recording, analyzing, and reporting the results of clinical trials to assure that the data and results are credible and accurate and that the rights, integrity and confidentiality of trial participants are protected. Our reliance on third parties that we do not control does not relieve us of these responsibilities and requirements.

The third parties on whom we rely generally may terminate their engagements with us at any time and having to enter into alternative arrangements would delay introduction of our product candidates to market.

If these third parties do not successfully carry out their duties under their agreements with us, if the quality or accuracy of the data they obtain is compromised due to their failure to adhere to our clinical trial protocols or regulatory requirements, or if they otherwise fail to comply with clinical trial protocols or meet expected deadlines, our clinical trials may not meet regulatory requirements. If our clinical trials do not meet regulatory requirements or if these third parties need to be replaced, our preclinical development activities or clinical trials may be extended, delayed, suspended or terminated. If any of these events occur, we may not be able to obtain regulatory approval of our product candidates.

Risks Related to Ikaria’s Patents, Licenses and Trade Secrets

We may not be able to maintain adequate protection for our intellectual property and competitors may develop similar competing products, which could result in a decrease in sales, cause us to further reduce prices to compete successfully and limit our commercial success.

We place considerable importance on obtaining patent protection for new technologies, products and processes. To that end, we file applications for patents covering compositions or uses of our product candidates or our proprietary processes. The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal, scientific and factual questions. Accordingly, the patents and patent applications relating to our products, product candidates and technologies may be challenged, invalidated or circumvented by third parties and might not protect us against competitors with similar products or technologies. Patent disputes in our industry are frequent, expensive and can preclude commercialization of products. If we ultimately engage in and lose any such disputes in the future, we could be subject to increased competition or significant liabilities, we could be required to enter into third-party licenses or we could be required to cease using the technology or selling the product in dispute. In addition, even if such licenses are available, the terms of any licenses requested by a third party could be unacceptable to us.

We also rely on trade secrets, know-how and continuing technological advancements to support our competitive position. Although we have entered into confidentiality and invention rights agreements with certain of our employees, consultants, advisors and collaborators, we may be unable to enforce such agreements or effectively protect our rights to our trade secrets and know-how. In addition, we may be subject to allegations of trade secret violations and other claims.

If we are unable to obtain or maintain patent protection for the intellectual property relating to our products, the value of our products could be adversely affected.

The patent positions of companies like us are generally uncertain and involve complex legal, scientific and factual issues. Our success depends significantly on our ability to:

•	obtain and maintain U.S. and foreign patents, including defending those patents against adverse claims;

•	protect trade secrets;

•	operate without infringing the proprietary rights of others; and

•	prevent others from infringing our proprietary rights.

We may not have any additional patents issued from any patent applications that we own or license. If additional patents are granted, the claims allowed may not be sufficiently broad to protect our inventions. In addition, issued patents that we own or license may be challenged, narrowed, invalidated or circumvented, which could limit our ability to prevent competitors from marketing similar products or limit the length of term of patent protection we may have for our products. Changes in patent laws or in interpretations of patent laws in the United States and other countries may diminish the value of our intellectual property or narrow the scope of our patent protection.

Our patents also may not afford us protection against competitors with similar technology. Because patent applications in the United States and many foreign jurisdictions are typically not published until 18 months after filing, or in some cases not at all, and because publications of discoveries in the scientific literature often lag behind actual discoveries, neither we nor our licensors can be certain that others have not filed or maintained patent applications for technology used by us or covered by our pending patent applications without our being aware of these applications.

If we were to initiate legal proceedings against a third party to enforce a patent covering one of our products or product candidates, the defendant could counterclaim that our patent is invalid and/or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, for example, lack of novelty, obviousness or non-enablement. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO, or made a misleading statement, during prosecution. We endeavor to conduct due diligence on patents we have exclusively in-licensed, and we believe that we conduct our patent prosecution in accordance with the duty of candor and in good faith. The outcome following legal assertions of invalidity and unenforceability during patent litigation is unpredictable. Such a loss of patent protection could have a material adverse impact on our business.

If we infringe or are alleged to infringe intellectual property rights of third parties, it will adversely affect our business.

Our research, development and commercialization activities, as well as any products or product candidates resulting from these activities including INOMAX and any of our current or future drug-delivery systems, may infringe or be claimed to infringe upon patents or patent applications under which we do not hold licenses or other rights. Third parties may own or control these patents and patent applications in the United States and abroad. These third parties could bring claims against us or our collaborators that would cause us to incur substantial expenses and, if successful against us, could cause us to pay substantial damages. Further, if a patent infringement suit were brought against us or our collaborators, we or they could be forced to stop or delay research, development, manufacturing or sales of the product or product candidate that is the subject of the suit.

As a result of patent infringement claims, or in order to avoid potential claims, we or our collaborators may choose or be required to seek a license from the third party and be required to pay license fees or royalties or both. These licenses may not be available on acceptable terms, or at all. Even if we or our collaborators were able to obtain a license, the rights may be nonexclusive, which could result in our competitors gaining access to the same intellectual property. Ultimately, we could be prevented from commercializing a product, or be forced to cease some aspect of our business operations, if, as a result of actual or threatened patent infringement claims, we or our collaborators are unable to enter into licenses on acceptable terms. This could harm our business significantly.

Changes in U.S. patent law could diminish the value of patents in general, thereby impairing our ability to protect our products.

As is the case with other biopharmaceutical companies, our success is heavily dependent on intellectual property, particularly patents. Congress may pass patent reform legislation. The Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to our ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on decisions by the U.S. Congress, the federal courts, and the USPTO, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce our existing patents and patents that we might obtain in the future.

DESCRIPTION OF IKARIA’S BUSINESS

As used in this Description of Ikaria’s Business section, “we,” “us,” “our” and the “Company” refer to Ikaria only (and not, for the avoidance of doubt, to Mallinckrodt).

Business Overview

Ikaria is a fully-integrated biotherapeutics company focused on developing and commercializing innovative therapeutics and interventions designed for the critical care market. Ikaria was formed in March 28, 2007 through the acquisition of INO Therapeutics LLC, a specialty pharmaceutical company, and legacy Ikaria, a development-stage biotechnology company. Following a spin-out of certain of the Company’s research and development assets, funds affiliated with Madison Dearborn Partners (“MDP”) acquired an indirect majority stake in Ikaria.

Ikaria primarily operates in critical care and currently manufactures and markets INOMAX, pharmaceutical nitric oxide for inhalation, and markets related devices and services. Ikaria’s main offering is the INOMAX Total Care Package, which includes drug product, proprietary drug-delivery systems, technical and clinical assistance, 24/7/365 customer service, emergency supply and delivery and on-site training targeted toward in-hospital treatment of a potentially fatal respiratory ailment in newborns. Ikaria markets INOMAX to hospitals in the U.S., Canada, Australia, Japan (where INOMAX is known as INOflo) and Mexico. Ikaria also has separate distribution arrangements with Linde in several South American and European countries and with other partners in China, Hong Kong and South Korea.

History

In 1992, Ohmeda, a pharmaceutical and medical device company owned by the BOC Group, licensed the rights to future drug and device patents for the delivery of exogenous nitric oxide by inhalation from Massachusetts General Hospital (“MGH”) for the U.S. market and certain other jurisdictions. During the same time period, AGA AB, a Swedish gas company, exclusively licensed the same rights from MGH for the rest of the world. In 1998, AGA AB purchased the U.S. INO development assets from Ohmeda thereby creating INO Therapeutics, by acquiring Ohmeda’s exclusive license. In 1999, INOMAX nitric oxide (for inhalation) received FDA approval for the treatment of hypoxic respiratory failure (“HRF”) in term and near-term newborns. In 2000, Linde AG, a German industrial gas and engineering company, purchased AGA AB, gaining ownership of INO Therapeutics. The following year, the European Agency for the Evaluation of Medicinal Products (“EMEA”, now referred to as “EMA”) approved INOMAX for the treatment of HRF.

Separately, a development-stage biotechnology company, Ikaria, was founded in 2005 by Arch Venture Partners, the Fred Hutchinson Cancer Research Center (“FHCRC”) and Mark Roth, Ph.D., to commercialize research conducted in Dr. Roth’s laboratory at the FHCRC.

In February 2007, funds affiliated with New Mountain Capital acquired control of INO Therapeutics from Linde AG and separately acquired Ikaria, and merged the two businesses into a single company. As part of the sale of INO Therapeutics, Linde retained a 17% ownership stake in the new Company.

On December 24, 2013, MDP and management signed a definitive agreement to acquire an indirect controlling interest of Ikaria. Prior to the closing of the acquisition, in February 2014, Ikaria completed an internal reorganization and spun-out, through a special dividend of shares of Bellerophon Therapeutics, LLC to Ikaria’s shareholders at the time, its business related to the development and commercialization of therapeutic nitric oxide and delivery devices for the treatment of chronic obstructive pulmonary disease, idiopathic pulmonary fibrosis and pulmonary arterial hypertension and for the development of products for use in ventricular remodeling associated with acute myocardial infarction. Ikaria retained the business and assets related to the development and commercialization of nitric oxide and drug-delivery systems for most other indications, including the use of nitric oxide to treat or prevent conditions primarily managed in the hospital setting.

On February 12, 2014, Ikaria and MDP closed the acquisition of an indirect controlling interest in Ikaria by funds affiliated with MDP through a series of merger transactions. Following the acquisition, Ikaria became a wholly owned subsidiary of Target, itself a wholly owned subsidiary of Seller. Funds affiliated with MDP currently hold a controlling interest in Seller, and the remaining interests are held by Ikaria management and shareholders of Ikaria prior to MDP’s acquisition, including Linde AG.

INOMAX Nitric Oxide for Inhalation

INOMAX is the only treatment approved by the FDA for HRF associated with pulmonary hypertension in term and near-term infants. HRF is a potentially-fatal condition that occurs when a patient’s lungs are unable to deliver sufficient oxygen to the body. Nitric oxide, the active substance in INOMAX, is a naturally occurring compound produced by many cells in the human body. Nitric oxide is known as a “signaling molecule” because it is able to penetrate cell walls to deliver a biochemical signal. When nitric oxide enters cells in the walls of a blood vessel in the lungs, it sends a signal that causes nearby muscles to relax. This process is known as pulmonary vasodilation. As the muscles of the blood vessel relax, blood flow increases, helping the heart and lungs to process more oxygen and deliver more oxygenated blood into the patient’s bloodstream. By rapidly improving oxygenation, INOMAX may help reduce the amount of time patients require mechanical ventilation and respiratory support. Treatment with INOMAX prevents progression to more severe respiratory failure and reduces the need for Extracorporeal Membrane Oxygenation (“ECMO”), a highly invasive and expensive treatment that requires the use of a heart-lung machine.

Although the FDA has not approved INOMAX for any other uses (nor does Ikaria market INOMAX for any other uses), INOMAX is the only FDA-approved selective pulmonary vasodilator and physicians utilize INOMAX in other critical care settings. INOMAX has been prescribed by physicians in these other settings for over a decade, and a significant body of clinical research has clarified its role in a number of conditions. Besides HRF, INOMAX is commonly prescribed to treat adult and pediatric patients developing pulmonary hypertension secondary to cardiac surgery, pre-term respiratory illnesses, some patients with Adult Respiratory Distress Syndrome, bronchopulmonary dysplasia, as well as a number of other conditions. Most of these additional indications are considered to be standard of care, or at least well supported by literature, and the common compendia support the prescription of INOMAX in a number of clinical settings. Based on a representative sample of patient use data collected from accounts, the Company estimates that in 2014 approximately 19% of sales are for HRF for term and near-term infants, while the remaining 81% are for other critical care uses.

INOMAX is supplied in two cylinder sizes: a large (88) cylinder for standard use in the hospital, and a smaller (D) sized cylinder for use in the transport setting. INOMAX is manufactured and packaged at the Company’s manufacturing facility in Port Allen, Louisiana, the only FDA inspected site for manufacturing pharmaceutical-grade nitric oxide in the world, with a backup facility in Coppell, Texas.

The value of INOMAX is not only as a stand-alone pharmacologic treatment. INOMAX is marketed within a technology, service and support package around which the INOMAX drug product is offered. This comprehensive offering, collectively known as INOMAX Total Care, includes proprietary drug-delivery systems, technical and clinical assistance, 24/7/365 customer service, emergency supply and delivery and on-site training. This fully-integrated commercial package results in high customer satisfaction, retention and sustainability of Ikaria’s business.

Drug-Delivery Systems

Ikaria develops and supplies hospitals with proprietary and innovative inhalation drug delivery devices for INOMAX. The original nitric oxide delivery device cleared by the FDA at the time of the launch of INOMAX was the INOvent. This device defined the new standard for safe delivery of nitric oxide as the first device to comply with the FDA’s special controls guidance for NO delivery devices, and it remains the standard of care in Europe today.

As part of its ongoing device development and innovation, the Company launched its third-generation delivery system in 2011, the INOMAX DSIR. The INOMAX DSIR builds on Ikaria’s smaller, more functional second-generation delivery system, and also utilizes infrared technology to enhance patient safety and necessitate usage of Ikaria’s device-cylinder.

Ikaria has obtained FDA clearance for the new version of its delivery systems, DSIR v3.0, which was launched in the first quarter of 2014, and expects to replace its entire fleet by the third quarter of 2015. The Company is also currently developing its fourth-generation delivery system to continue this device advancement. Ikaria has increased the number of respiratory care devices with which its DSIR device is compatible. Ikaria’s new device manufacturing facility is complete and will facilitate acceleration of all device innovation efforts.

As of March 26, 2015, Ikaria had an installed base and deployable inventory of approximately 6,000 wholly-owned, proprietary drug-delivery systems and has navigated the time-consuming and complex process of establishing the compatibility of our drug-delivery systems with more than 70 models of ventilators and anesthesia devices. This allows INOMAX to be used in conjunction with the vast majority of ventilation configurations, and is a source of significant and lasting competitive advantage.

Ikaria’s drug delivery devices are manufactured at the Company’s facility in Madison, Wisconsin.

Support Services

The patients typically treated with INOMAX are in extremely precarious health. The criticality of these patients’ health mandates that the products needed to treat them be constantly available at any time of day or night.

As part of the INOMAX Total Care Package, Ikaria offers training on its proprietary drug delivery systems, preventative maintenance, delivery of disposable delivery system components, scheduled and emergency deliveries, and calibration gas. Ikaria’s customer service model is built on a commitment to gold-plated service. Ikaria maintains a network of regional service centers capable of supplying product to most our customers within four hours of ordering, and a 24/7/365 customer care department staffed by trained professionals with authority to mobilize emergency shipments of drug, make additional devices available and provide technical support.

In addition to the above, Ikaria also provides all other products and services necessary to safely and effectively treat patients with INOMAX, including all consumable items (hoses, connectors, etc.) used to connect the INOMAX delivery system to the hospital ventilator and INOcal calibration gases. Ikaria also provides a number of high-value medical items (e.g., transport sleds, pulse oximeters, etc.) that facilitate the safe delivery of INOMAX in special circumstances.

Other Product Development

Terlipressin

On August 29, 2008, Ikaria entered into an agreement with Orphan Therapeutics LLC (“Orphan”), in which it acquired the North American rights to terlipressin, under the brand name Terlivaz, a potential treatment of Hepatorenal Syndrome (“HRS”) Type 1, which is a rare and often fatal condition characterized by rapid onset of renal failure with a high mortality rate for which there are no approved drugs in the U.S. Terlipressin, the active pharmaceutical ingredient in Terlivaz, is approved in France, Ireland, Spain and South Korea (where it is marketed under the name “LUCASSIN®”) for the treatment of patients with HRS Type 1 and Esophageal Variceal Hemmorage. Under this agreement, Ikaria is responsible for a portion of the development costs prior to regulatory approval, a milestone payment upon approval of a New Drug Application, or NDA, by the FDA, certain sales-based milestones and royalties on sales, if any, relating to Terlivaz.

In June 2013, Ikaria completed the REVERSE trial to provide support for existing evidence of Terlivaz safety and efficacy which is based on more than 24 published clinical studies. The trial did not establish statistical significance for the primary endpoint of HRS reversal; however, patients in the Terlivaz group of the REVERSE trial did show improvement in renal function when compared to placebo. The Company currently is in discussions with the FDA to determine its regulatory strategy.

Collaboration with Novoteris

On January 9, 2015, Ikaria entered into an agreement with Novoteris to collaborate on the development of an outpatient program for treating bacterial infections associated with cystic fibrosis. The program seeks to create a device that delivers nitric oxide at 160 to 200 ppm at a constant rate through a face mask. Pursuant to the agreement, Ikaria outsourced the development of nitric oxide therapy to Novoteris for four indications: cystic fibrosis, bronchiectasis, tuberculosis and non-tuberculosis mycobacterium. In exchange, Ikaria received an option to either acquire or exclusively in-license the resulting product. Novoteris and its affiliates including 12th Man agreed not to compete with Ikaria in various in hospital applications of nitric oxide.

Distribution, Sales and Marketing

Direct Distribution

Ikaria has five regional service centers (“RSCs”) to handle warehousing, distribution, and equipment service of INOMAX and its drug-delivery system in the U.S. The RSCs are located in New Jersey, Georgia, Illinois, Texas, and California. In addition to its RSC operations, Ikaria also has third-party logistics and equipment service agreements in place with companies in the U.S., Puerto Rico, Canada, Australia, Mexico, and Japan. As of December 31, 2014, Ikaria’s RSC operations are staffed by approximately 51 employees with expertise in pharmaceutical and medical device logistics and service. These professionals oversee and facilitate the Company’s day-to-day logistics activities including shipping, receiving and warehousing of drug, delivery systems, product accessories and service parts, annual preventive maintenance and equipment service on all delivery systems and inventory control and asset management.

The RSCs are licensed with the appropriate state wholesale pharmacy boards and carry out their activities in compliance with cGMP, the U.S. Department of Transportation, the Occupational Safety & Health Administration and the International Air Transport Association, as may be applicable. Shipments to overseas destinations are made in accordance with the regulations of the International Maritime Organization, or IMO, the United Nations’ specialized agency responsible for improving maritime safety and preventing pollution from ships, as may be applicable.

Sales and Marketing

Ikaria only promotes INOMAX for the treatment of HRF to professionals in the Neonatal Intensive Care Units (“NICU”), such as neonatologists, nurse practitioners, nurses and respiratory therapists. The Company’s approximately 56 sales professionals interact with these and other NICU professionals, as well as hospital administrators. They also manage the overall customer relationships, communicate the benefits of INOMAX Total Care package, train on the use of the drug delivery systems and educate on reimbursement options.

Ikaria’s sales and marketing function consists of brand marketing, sales management, strategy, research and analytics, and reimbursement account management, consisting of approximately 20 professionals in the U.S. and Canada.

Distribution Partnerships

Ikaria has partnered with large pharmaceutical companies with expertise in foreign markets to distribute its drug products and delivery systems in Europe and certain countries in South America and Asia.

Ikaria is a party to a Supply Agreement with an affiliate of Linde AG under which it sells bulk, concentrated nitric oxide inhalation gas on a “cost-plus” basis and drug delivery devices at a fixed price to Linde AG for distribution in Europe. Under this Supply Agreement, Linde AG and Ikaria agreed that Linde would commercialize nitric oxide products in Africa, the Middle East and South America, and that Ikaria would commercialize products in North America, Australia and Asia.

Ikaria is also a party to exclusive distribution arrangements with affiliates of Linde AG for the marketing, sale and distribution of INOMAX drug products and related products and services in Argentina, Uruguay, Chile and Colombia. Ikaria has also entered into a long-term agreement with Lee’s Pharmaceutical Ltd, pursuant to which Lee’s acts as the exclusive marketing authorization holder and provider of promotion and sales-related services for INOMAX and related delivery devices and support services in China, Hong Kong and Taiwan. Ikaria has also entered into an exclusive distribution agreement with Synex Consulting Ltd. for the distribution of INOMAX, INOcal calibration gas and related delivery services.

Customers

Ikaria’s customers consist of hospital NICU units and other departments. The Company’s customer base is diverse, with no one hospital accounting for more than 1.6% of total sales. The Company’s top 10 accounted for a total 9.4% of sales in fiscal year 2014. Infants with HRF require treatment at specialized NICUs that only are available in select hospitals across the U.S. As a result, these infants are often transported from the hospitals in which they were born to hospitals with these specialized facilities. Similarly, critically ill patients suffering from other conditions who receive INOMAX either are transported to referral centers once they become ill or initially are referred to such hospitals for complex treatments. The Company maintains a sales force of approximately 50 individuals to cover markets where the Company directly markets and sells to hospital customers (i.e., United States, Canada, Japan and Australia).

Billing Model

The Company has a flexible, tier-based billing system under which each major customer is offered three options by which to purchase the INOMAX Total Care package, with the offerings custom developed from historical effective pricing and utilization data. The customer selects the plan that most closely matches the institution’s expected level of use, measured and priced according to a running total of hours of INOMAX consumed: (a) “Platinum” tier, which consists of a fixed billing commitment for unlimited hours,

(b) “committed” tier, which consists of committed hours at a per hour rate, customizable by the customer and (c) “net hourly” where customers pay a fixed price per hour consumed. For customers who exceed the contracted number of hours in Committed, a net hourly rate is applied for each hour of excess usage.

The majority of Ikaria’s U.S. revenue model consists of one-year commitments. However, the Company has, at the request of some of its largest customer accounts a few years ago, entered into long-term (3 – 5 year) agreements that are staggered, collectively worth around $110 million of annual revenue, and have built-in modest price increases.

As part of the INOMAX all-inclusive service package, the Company provides its drug-delivery systems and disposables and services to its customers free of charge.

Manufacturing

Ikaria develops and manufactures pharmaceutical drugs in compressed gas form at its facility in Port Allen, Louisiana, the only manufacturing facility GMP-certified by the FDA and regulated nitric oxide manufacturing site in the U.S. The primary manufacturing activity is the commercial production of INOMAX. This includes the chemical synthesis of high-purity nitric oxide, which is the INOMAX drug substance, and gas blending to produce the INOMAX drug product.

Ikaria’s production capability includes chemical synthesis and blending of pharmaceutical gases on a commercial scale for sale to its customers and pilot-scale for use in clinical trials.

The Port Allen manufacturing facility complies with standards set by the FDA, EMA, Health Canada, the Pharmaceutical and Medical Devices Agency of Japan, the Korean health authority, the Therapeutic Goods Administration of Australia, which is part of the Pharmaceutical Inspection Corporation Scheme, and local agencies. As the sole provider of pharmaceutical-grade nitric oxide, the Company has implemented business continuity measures to mitigate the risk of an interruption in the supply of INOMAX. Such measures include, for example, maintaining a reasonable inventory of finished product and raw materials at the Company’s regional service centers and back-up production capability at a second location in Coppell, Texas. This facility has been designed to manufacture INOMAX if there was any manufacturing interruption at the Port Allen manufacturing facility. The facility and manufacturing processes have been designed, installed, and validated to meet or exceed the U.S. and international INOMAX demand. The Coppell manufacturing operation is GMP-certified by the FDA to manufacture INOMAX.

The INOMAX manufacturing process involves using a batch reactor to synthesize nitric oxide from the reaction of sulfur dioxide and nitric acid. The drug then goes through purification steps, filled into bulk containers and transferred to the blending unit operation. There, the drug is blended with high purity nitrogen and stored in high-pressure cylinders. Following the blending, each cylinder undergoes extensive laboratory analysis to ensure that the drug is in compliance with specifications and all regulatory parameters. After appropriate testing, the cylinders are labeled, packaged, and shipped to the regional service centers and international locations. Once the prepared cylinder and valve assemblies are filled, each cylinder is individually tested for nitric oxide, nitric dioxide, and possible contaminants. Cylinders that meet release specifications are then labeled with U.S. FDA and Department of Transportation approved labels using a shrink-wrap technique and then packaged and shipped.

The Port Allen facility also manufactures the INOcal product (nitric oxide and nitrogen dioxide calibration gases) for the INOMAX delivery systems. The INOcal product is considered a device. Manufacturing this product required Port Allen to comply with device manufacturing regulations and become ISO 13485 certified. Such measures include, for example, that Ikaria establishes, documents, implements and maintains a quality management system. This includes that Ikaria identifies and documents the processes needed for the quality management system and their application throughout the organization; determines the sequences and interaction of these processes; determine the criteria and methods needed to ensure that both the operation and control of these processes are effective; ensures the availability of resources and information necessary to support the operation and monitoring of these processes; monitor, measures and analyzes these processes; and implements actions necessary to achieve planned results and maintain the effectiveness of these processes.

Intellectual Property

INOMAX Patent Portfolio

The INOMAX Total Care package is protected by a diverse patent portfolio providing protection in the U.S. up to 2031.

Certain key patents related to the use of therapeutic nitric oxide for treating or preventing bronchoconstriction or reversible pulmonary vasoconstriction owned by MGH and licensed exclusively by Ikaria expired in 2013. However, five patents covering the method of identifying patients with particular heart conditions at risk of serious adverse events when administered nitric oxide were issued from 2012 to 2014 and expire in 2029. These patents cover specific FDA-approved language amendments to the Warnings and Precautions section of the INOMAX drug label that are necessary for the safe and effective use of INOMAX. Ikaria believes that a generic competitor must copy the warning and, by doing so, would infringe on Ikaria’s patents.

In addition, Ikaria maintains a number of patents, the latest of which expire in 2031, that contain claims to nitric oxide delivery systems expressly required by the drug labeling for administration of INOMAX, covering a number of important functions, including patient safety and product performance features.

Various INOMAX patents are “listed” in the FDA “Orange Book”, which is an FDA publication identifying and listing information for all FDA approved drug products (i.e., a Reference Listed Drug, or “RLD”). Under the legislative requirements of Hatch-Waxman, the FDA will not approve for marketing a generic application that refers to a RLD until after expiration of all patents listed for that RLD in the FDA Orange Book.

In Japan, INOMAX (which is sold under the brand name INOflo) is protected by a method of use patent until November 2016, and is further designated as an orphan drug, thereby providing statutory exclusivity until July 2018. In Australia, in a manner similar to the U.S., INOMAX enjoys patent protection until June 2029, based on the issued method of use patents covering specific language amendments to the Warnings and Precautions section of the INOMAX drug label.

Additional patent applications are pending or in development relating to methods of product use and current and future delivery systems that, when issued, would be listable in the FDA Orange Book and that would provide further protection and exclusivity for various proprietary elements of Ikaria’s comprehensive INOMAX Total Care package.

IP Litigation

To protect Ikaria’s intellectual property, it will engage in patent disputes and litigation with other businesses from time to time.

On January 5, 2015, Praxair submitted petitions to the U.S. Patent Trial and Appeals Board for Inter Partes Review of five patents owned by INO Therapeutics LLC, a wholly owned subsidiary of Ikaria (“INOT”), that provide protection for essential safety information relating to the administration of inhaled nitric oxide. Further, on March 16, 2015, Praxair filed five additional petitions seeking to initiate IPR of five INOT patents that provide protection for essential features of the INOT nitric oxide delivery system. In a letter dated January 6, 2015, Praxair informed Ikaria that it had filed an abbreviated new drug application with the Food and Drug Administration that asserted limitations in a broader set of 10 patents. Ikaria filed suit against Praxair in the United States District Court for the District of Delaware on February 19, 2015, alleging infringement of these ten patents.

Ikaria has also recently pursued a case for breach of a non-compete agreement and conversion against former employees who founded a competing firm, NitricGen, and named NitricGen itself as an additional defendant. Amongst other relief, Ikaria is seeking assignment of certain of the defendants’ patent applications and injunctions prohibiting the dissemination of trade secrets.

Regulation

The testing, manufacturing, labeling, advertising, promotion, distribution, export, and marketing of the Company’s products are subject to extensive regulation by governmental authorities in the U.S. and in other countries. In the U.S., the FDA, under the Federal Food, Drug and Cosmetic Act (“FDCA”), and its implementing regulations, regulate pharmaceutical products. The Company’s products and product candidates are regulated as drugs and are subject to regulation by the FDA as well as its medical devices. Failure to comply with applicable U.S. requirements may subject the Company to administrative or judicial sanctions, such as FDA refusal to approve pending NDAs, withdrawal of approval of approved products, warning letters, untitled letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, civil penalties, and/or criminal prosecution.

The FDCA generally regulates the manufacture and importation of drugs and medical devices shipped via interstate commerce, including such matters as labeling, packaging, storage, and handling of such products. The Prescription Drug Marketing Act of 1987, which amended the FDCA, establishes certain requirements applicable to the wholesale distribution of prescription drugs, including the requirement that wholesale drug distributors be registered with the Secretary of Health and Human Services or be licensed in each state in which business is conducted in accordance with federally established guidelines on storage, handling, and records maintenance. The Safe Medical Devices Act of 1990 imposes certain reporting requirements on distributors in the event of an incident involving serious illness, injury, or death caused by a medical device. The Company is also required to maintain licenses and permits for the distribution of pharmaceutical products and certain medical devices under the laws of the states in which it operates.

On March 4, 2013, Ikaria received FDA approval for proposed revisions to the INOMAX prescribing information (i.e., the drug “label”). These revisions established new requirements pertaining to the safe and effective use of the drug, and risk mitigation measures to better ensure patient safety. In particular, the drug label requires the use of specifically-mandated INOMAX delivery systems for the administration of INOMAX. In addition, healthcare professionals must complete and maintain comprehensive training, provided by the manufacturer, on the proper use of these mandated delivery systems. Further, the manufacturer of the drug and delivery system for the delivery and administration of inhaled nitric oxide must provide health professional staff access to support which is required 24 hours a day, 7 days a week, and 365 days a year. Moreover, the manufacturer must validate a mandated INOMAX delivery system with each ventilation device, a process that requires a 510(k) submission and clearance for each ventilator, before a trained user can operate the delivery system with the ventilation device (the INOMAX delivery systems are validated with 72 ventilation and anesthesia devices). Lastly, the drug label requires health professional staff to maintain a back-up (i.e., a “spare”) INOMAX delivery system to ensure consistent administration of INOMAX in the event of primary system failure. Thus, the provider of nitric oxide delivery systems must supply a hospital with more nitric oxide delivery systems than the hospital would normally require to ensure the hospital has adequate back-up devices. Because these safety and risk mitigation features are formally required by the INOMAX drug label, future providers of inhaled nitric oxide must adequately demonstrate to the FDA that they can meet these requirements prior to drug approval.

On December 5, 2014, Ikaria submitted a Prior Approval Supplement to FDA requesting amendments to the INOMAX package insert. In particular, the Supplement requested (i) removal of reference to the 100 ppm nitric oxide concentration and INOvent and INOmax DS nitric oxide delivery systems, as such products are no longer on the market, (ii) that manufacturer supplied training programs should specify which breathing systems have successfully been validated for use with the Nitric Oxide Delivery System, (iii) that health care professionals administering INOmax should only use a mode and make of ventilation validated for use with the Nitric Oxide Delivery System, (iv) that users of INOmax and Nitric Oxide Delivery Systems must satisfactorily complete a comprehensive, periodic training program provided by the delivery system and drug manufacturer, and (v) to ensure proper drug dose and delivery, the Nitric Oxide Delivery System must confirm drug cylinder content, concentration and expiration date prior to each patient use. Further, on December 9, 2014, based on analysis of study IK 3001-BPD, Ikaria submitted a Labeling Supplement proposing labeling revisions to the Highlights, Warnings & Precautions, and Clinical Studies sections of the INOmax package insert, including a potential warning of increased mortality risk in premature infants. The FDA may accept the labeling recommendations made in the labeling supplement, it may reject the recommended changes, or it may require other changes to the labeling.

Employees

As of December 31, 2014, Ikaria employed 417 full-time employees. Of this number, 122 employees are in drug and delivery system manufacturing and engineering, 122 are engaged in commercial support (global sales, marketing and product and customer service support), 56 employees work in distribution and technical support, 50 employees work in medical and regulatory affairs and 82 employees provide general and administrative support. The Company’s employees are neither represented by a labor union nor covered by a collective bargaining agreement.

Facilities

Ikaria’s corporate headquarters is located at 53 Frontage Road, Third Floor, P.O. Box 9001 in Hampton, New Jersey, where it occupies approximately 100,000 square feet of office space. The lease expires in 2021 and may be extended at the Company’s option for an additional two-year term.

Ikaria has established offices in Australia, Japan and Canada to support growth in those countries. In Japan and Canada, these offices primarily perform sales and marketing functions, while the distribution and logistics functions are handled by third-party providers. Each international office is staffed by a general manager and support staff.

Ikaria owns its drug-manufacturing plant in Port Allen, Louisiana, where it has approximately 49,000 square feet of office, warehouse, laboratory and manufacturing space. The buildings are situated on approximately five acres.

Ikaria’s drug-delivery system manufacturing facility is located in Madison, Wisconsin, where we lease approximately 15,000 square feet of manufacturing, research and development and warehouse space. We also lease approximately 1,100 square feet of additional office space in Madison, Wisconsin, which we use for delivery system development and warehousing.

Ikaria has five RSCs to handle warehousing, distribution, and equipment service of INOMAX and its drug-delivery system in the U.S., located in New Jersey, Georgia, Illinois, Texas and California.